UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

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DEL MONTE FOODS COMPANY
One Market @ The Landmark
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 25, 2008

Important Notice regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on September 25, 2008

The Proxy Statement and Annual Report to Stockholders
are available at http://bnymellon.mobular.net/bnymellon/dlm

Dear Stockholder:

You are invited to attend the 2008 Annual Meeting of Stockholders of Del Monte Foods Company, a Delaware corporation (the “Company”). The annual meeting will be held on Thursday, September 25, 2008 at 10:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111 for the following purposes:

1.	To elect Timothy G. Bruer, Mary R. Henderson and Sharon L. McCollam as Class II directors to hold office for three-year terms;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditor for its fiscal year ending May 3, 2009; and

3.	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE OTHER PROPOSAL OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

The record date for the 2008 Annual Meeting of Stockholders is July 31, 2008. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

James Potter
General Counsel and Secretary

San Francisco, California
August 6, 2008

You are invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card (or vote via the internet or by telephone) as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder of your shares.

DEL MONTE FOODS COMPANY
One Market @ The Landmark
San Francisco, California 94105

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers about this Proxy Material and Voting

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Del Monte Foods Company (sometimes referred to as “we”, “us”, “our”, “the Company” or “Del Monte”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The annual meeting will be held on Thursday, September 25, 2008 at 10:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about August 7, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 31, 2008 will be entitled to vote at the annual meeting. On this record date, there were 197,396,890 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 31, 2008 your shares were registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card or vote via the internet or by telephone to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 31, 2008 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of Timothy G. Bruer, Mary R. Henderson and Sharon L. McCollam as Class II directors to hold office for three-year terms; and

•	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for its fiscal year ending May 3, 2009.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, the internet or telephone. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, attend the annual meeting and we will give you a ballot during the meeting.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote via the internet, go to http://www.proxyvoting.com/dlm and follow the instructions. You will need your proxy card to cast your vote. If you vote via the internet before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, call 1-866-540-5760 and follow the voice prompts. You will need your proxy card to cast your vote. If you vote by telephone before the annual meeting, we will vote your shares as you direct.

Please note that voting instructions submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on Wednesday, September 24, 2008.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Del Monte. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 31, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of KPMG LLP, an independent registered public accounting firm, as independent auditor of Del Monte for its fiscal year ending May 3, 2009. The Company does not expect that any matters other than the election of directors and the other proposal described herein will be brought before the annual meeting. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may retain the services of Georgeson Inc. in connection with soliciting proxies for the 2008 Annual Meeting of Stockholders for an estimated fee of $12,500 to $15,000, plus appropriate out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date or vote via the internet or by telephone at a later date. We will vote your shares as directed in the last instructions properly received from you prior to the annual meeting.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or internet or telephonic voting instructions or your written notice of revocation must be received by the Corporate Secretary prior to the annual meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern Time, on Wednesday, September 24, 2008.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders, your stockholder proposal must be submitted in writing by April 9, 2009 to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

In accordance with the Company’s Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the 2009 Annual Meeting of Stockholders or, if the 2009 Annual Meeting of Stockholders date has not been designated at least 105 days before such annual meeting, then no later than 15 days after the designation of the annual meeting date. The Company currently anticipates that the 2009 Annual Meeting of Stockholders will be held on September 24, 2009 and accordingly such proposals or nominations must be received by the Corporate Secretary no later than June 26, 2009 and no earlier than May 27, 2009. Without limiting the Company’s ability to apply the advance notice provisions in the Company’s Bylaws with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting, the Company’s management will have discretionary authority to vote all shares for which it has proxies using its best judgment with respect to any matter received after June 26, 2009, which may be in opposition to the matter.

A submission by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws. If you would like a copy of Del Monte’s current Bylaws, please write to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Del Monte’s current Bylaws may also be found on the Company’s website at www.delmonte.com.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Discretionary authority is allowed for both Proposal 1 and Proposal 2. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. For Proposal 1, abstentions will have no effect. For Proposal 2, abstentions will be counted towards the vote total and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

•	For Proposal 1, election of Timothy G. Bruer, Mary R. Henderson and Sharon L. McCollam as directors, a nominee will be elected if the number of votes cast “For” that director exceeds the number of votes cast “Against” that director. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal 2, the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of the Company for its fiscal year ending May 3, 2009, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the annual meeting. On the record date, there were 197,396,890 shares outstanding and entitled to vote. Thus, 98,698,446 shares must be represented by proxy or by stockholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Del Monte’s Quarterly Report on Form 10-Q for the second quarter of its 2009 fiscal year.

Important Information Regarding Delivery of Proxy Materials

What is “Notice and Access”?

The Securities and Exchange Commission has adopted amendments to the proxy rules that change how companies must provide proxy materials. These new rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following two options for making proxy materials available to stockholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others.

Del Monte must comply with these new rules in connection with its 2008 Annual Meeting of Stockholders.

What is the Full Set Delivery Option?

Under the full set delivery option, a company delivers all proxy materials to its stockholders as it would have done prior to the change in the rules. This can be by mail or, if a stockholder has previously agreed, by e-mail. In addition to delivering proxy materials to stockholders, the company must now post all proxy materials on a publicly-accessible website and provide information to stockholders about how to access that website.

In connection with its 2008 Annual Meeting of Stockholders, Del Monte elected to use the full set delivery option. Accordingly, you should have received the Del Monte proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Notice of Annual Meeting of Stockholders, proxy statement, proxy card and Annual Report. Additionally, Del Monte has posted these materials at http://bnymellon.mobular.net/bnymellon/dlm.

What is the Notice Only Option?

Under the notice only option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or e-mail copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

Will Del Monte use the Notice Only Option in the Future?

Although Del Monte elected to use the full set delivery option in connection with the 2008 Annual Meeting of Stockholders, it may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate – meaning that fewer stockholders voted in these companies’ annual elections. Del Monte plans to evaluate the future possible cost savings as well as the possible impact on stockholder participation as it considers future use of the notice only option.

As a Stockholder, What Do I Need to Do?

If you would prefer to continue receiving paper copies of proxy materials if Del Monte elects to use the notice only option for future annual meetings, please mark the “Paper Copies” box on your proxy card (or provide this information when you vote telephonically or via the internet).

As noted above, if Del Monte elects to use the notice only option, it must provide paper copies via first class mail to any stockholder who, after receiving the Notice of Internet Availability of Proxy Materials, nevertheless requests paper copies. So, for example, even if you do not check the “Paper Copies” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice of Internet Availability of Proxy Materials in the future. Because first class postage is significantly costlier than bulk mail rates and because each such request must be processed on a stockholder-by-stockholder basis, the cost of responding to a single request for paper copies is likely to be significantly greater than the per stockholder cost Del Monte currently incurs in delivering proxy materials in bulk. Accordingly, requests for paper copies could significantly undermine or eliminate expected cost savings associated with the notice only option.

By developing in advance a database of stockholders who would prefer to continue receiving paper copies of proxy materials, Del Monte would be able to use the full set delivery option for these stockholders – using bulk mail to deliver the paper copies – while using the notice only option for other stockholders. We believe this would significantly reduce the number of requests for paper copies that Del Monte would need to process on a stockholder-by-stockholder basis and would position Del Monte to better capture cost savings should it elect to use the notice only option in the future. We appreciate your assistance in helping us develop this database through the proxy card, telephonic and internet voting processes.

Proposal 1

Election of Directors

Del Monte’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until such director’s successor is elected and qualified or until such director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has nine members. There are three directors in Class II, which is the class whose term of office expires in 2008. Each of the nominees for election to this class is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Ms. McCollam was appointed to the Board of Directors in December 2007 to fill a vacancy. Ms. McCollam was appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee following a director search in which the Committee engaged the services of a third-party search firm. The third-party search firm identified and recommended Ms. McCollam. Ms. Henderson has been a member of the Board of Directors since she was first appointed in December 2002. Mr. Bruer has been a member of the Board of Directors since August 1997 when Mr. Bruer was appointed to the Board of Directors following the April 1997 recapitalization of Del Monte led by Texas Pacific Group. Both Ms. Henderson and Mr. Bruer were re-elected to the Board of Directors by the stockholders at the 2005 Annual Meeting of Stockholders. If elected at the annual meeting, each of the nominees would serve until the 2011 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

On June 4, 2007, the Board of Directors amended our bylaws to provide that in an uncontested election directors shall be elected by the vote of a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the meeting. Under our bylaws, an uncontested election is an election in which the number of nominees is not greater than the number of directors to be elected, as of the date that is 14 days in advance of the day we file our definitive proxy statement with the Securities and Exchange Commission. In contested elections, directors will be elected by plurality. In other words, in contested elections, the nominees with the most votes (whether or not a majority) will be elected.

The election of directors at the 2008 Annual Meeting of Stockholders is an uncontested election. Therefore, for Proposal 1, election of directors, a nominee will be elected if the number of votes cast “For” that director exceeds the number of votes cast “Against” that director. Abstentions and broker non-votes will have no effect.

Prior to an uncontested election, each incumbent director nominee will submit to the Board of Directors an irrevocable written offer to resign following the election in the event the director fails to receive a majority of the votes cast in connection with his or her reelection. Each of Mr. Bruer, Ms. Henderson and Ms. McCollam has submitted such an offer to the Board in connection with the election of directors at the 2008 Annual Meeting of Stockholders.

If an incumbent director fails to receive a majority of the votes cast in connection with his or her reelection, the Nominating and Corporate Governance Committee of the Board (excluding any director who has failed to receive a majority of the votes cast), will consider such director’s offer to resign and make its recommendation to the Board within 60 days following certification of the election results. In the event a majority of the members of the Nominating and Corporate Governance Committee are nominees who do not receive a majority of the votes cast in connection with their reelection, the independent members of the Board not so affected will consider the offer to resign and make a recommendation or, in the alternative, such independent members of the Board may designate a committee of independent directors to perform the evaluation. The Board will consider the Nominating and Corporate Governance Committee’s or independent directors’ recommendation within 90 days following certification of the election results. We will publicly disclose the Board’s determination with respect to any resignation offered under these circumstances by filing a Current Report on Form 8-K with the Securities and Exchange Commission.

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the 2008 Annual Meeting of Stockholders.

Nominees for Election for Three-year Terms Expiring at the 2011 Annual Meeting

Timothy G. Bruer

Mr. Bruer became a director of Del Monte in August 1997. Mr. Bruer has served as Chief Executive Officer of Genisoy Food Co. Inc., a provider of soy protein products and sports nutrition, since April 2005. Mr. Bruer was Chief Executive Officer of Shadewell Grove Foods, Inc., a marketer and distributor of premium cookies, until June 2007. Shadewell Grove Foods, Inc. was the successor company to Nonni’s Food Co., Inc., where he had served as Chief Executive Officer since December 1998. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. Prior to that, he was a partner with Bain & Co. Mr. Bruer is 51.

Mary R. Henderson

Ms. Henderson became a director of Del Monte in December 2002. Ms. Henderson serves as an independent consultant to the consumer and packaged goods industries. She was Corporate Vice President, Global Core Business Development for Bestfoods, Inc. from 1999 until December 2000. Ms. Henderson previously served as President of Bestfoods Grocery from 1997 to 1999, and President of Bestfoods Specialty Markets from 1993 to 1997. She also serves as a director of Royal Dutch Shell plc, AXA Financial, Inc. and Pactiv Corporation. Ms. Henderson is 57.

Sharon L. McCollam

Ms. McCollam became a director of Del Monte in December 2007. Ms. McCollam has served as Executive Vice President, Chief Operating and Chief Financial Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, since July 2006. She has been employed by Williams-Sonoma, Inc. since March 2000, where she also served as Executive Vice President and Chief Financial Officer from May 2003 to July 2006, Senior Vice President and Chief Financial Officer from October 2000 to May 2003, and Vice President, Finance from March 2000 to October 2000. From 1993 to 2000, Ms. McCollam held a variety of positions at Dole Foods, including Vice President and Chief Financial Officer, Dole Fresh Vegetables Division from 1996 to 2000. Ms. McCollam is 46.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2009 Annual Meeting

Samuel H. Armacost

Mr. Armacost became a director of Del Monte in December 2002. Mr. Armacost has served as Chairman of the board of directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998. He was a Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986. Mr. Armacost also serves as a director of Chevron Corporation, Exponent, Inc., Callaway Golf Company and Franklin Resources, Inc. Mr. Armacost is 69.

Terence D. Martin

Mr. Martin became a director of Del Monte in December 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of the Quaker Oats Company from 1998 until his retirement in 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief

Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995, and served as Treasurer from 1988 to 1991. Mr. Martin also serves as a director of Dr. Pepper Snapple Group, Inc. Mr. Martin is 65.

Richard G. Wolford

Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford also currently serves on the board of directors of Pulte Homes, Inc. Mr. Wolford is 63.

Directors Continuing in Office Until the 2010 Annual Meeting

Victor L. Lund

Mr. Lund became a director of Del Monte in March 2005. Mr. Lund served as Vice-Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board and Chief Executive Officer of American Stores Company prior to its acquisition by Albertson’s in June 1999. He also served as President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. Most recently, from May 2002 to December 2004, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc. a long-term health care services company. In December 2006 Mr. Lund was elected non-executive Chairman of Demand Tec, a demand forecasting software company. Mr. Lund also currently serves on the boards of Borders Group, Inc., Delta Air Lines, Teradata Corporation and Service Corporation International. Mr. Lund is 60.

Joe L. Morgan

Mr. Morgan became a director of Del Monte in December 2002. Mr. Morgan has been a baseball broadcaster and analyst for ABC, NBC and ESPN since 1985. From 1987 to 1998, he was President and Chief Executive Officer of Joe Morgan Beverage Company. Mr. Morgan was an Owner-Operator of three Wendy’s franchises from 1985 to 1988. In 1963, Mr. Morgan began his professional baseball career which culminated in his election to the Baseball Hall of Fame in 1990, five years after his retirement as a player. Mr. Morgan is 64.

David R. Williams

Mr. Williams became a director of Del Monte in December 2002 and was Executive Vice President of H.J. Heinz Company from July 2002 to September 2002. Prior to such time, he was Heinz’s Executive Vice President and President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India, from August 2000 to July 2002 and Executive Vice President-Asia from June 1996 to August 2000. Mr. Williams, a former director of Heinz, retired from the Heinz board of directors in September 2002. In March 2006, Mr. Williams became Executive Chairman of MW Brands SAS, a privately-held French company in the seafood business, and in September 2005 became Chairman of Bapco Closures Ltd., a privately-held U.K. company in the innovative packaging business. Mr. Williams also serves on the board of KCRS Inc. and on the European Mergers and Acquisitions Advisory Board of Lehman Brothers. Mr. Williams is 65.

Corporate Governance

Corporate Governance Guidelines; Non-Employee Director Stock Ownership

The Board of Directors has adopted Corporate Governance Guidelines; the objective of the Corporate Governance Guidelines is to describe certain processes and procedures intended to provide reasonable assurance that directors, to whom the stockholders entrust the direction and success of the Company, act in the best interests of the Company and its stockholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, meetings and procedures, and duties and responsibilities, as well as issues relating to its committees, including charters, committee meetings, board oversight, and duties and responsibilities. The Corporate Governance Guidelines also provide for the appointment of a lead independent director and address other matters, including share ownership by directors under the Non-Employee Director Ownership Policy.

The Non-Employee Director Ownership Policy generally requires non-employee directors to own shares of common stock of the Company (including deferred stock units) having a value, as described in the Ownership Policy, equal to approximately three times the annual cash retainer paid to the non-employee directors for service on the Board. Persons who were non-employee directors of the Company on or before September 21, 2006 have until October 30, 2011 to meet this requirement. All other non-employee directors have until the end of the fiscal quarter of the fifth anniversary of their election or appointment to the Board to meet this requirement.

The Corporate Governance Guidelines, the Non-Employee Director Ownership Policy and the Charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors of the Company are available on the Company’s website at www.delmonte.com. Printed copies of these materials are also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

Director Attendance at the Annual Meeting of Stockholders

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of stockholders. Seven directors, representing all but one of the Company’s then directors, attended the 2007 Annual Meeting of Stockholders.

Independence of the Board of Directors

Under the Company’s Corporate Governance Guidelines and in accordance with the listing standards of the New York Stock Exchange, a majority of the Board of Directors must qualify as independent directors. A director is currently considered “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Del Monte (directly or as a partner, stockholder or officer of an organization that has a relationship with Del Monte). The Board of Directors has established the following guidelines to assist its determination of independence:

•	At least three years have elapsed since the director was employed by Del Monte (including any subsidiary) or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte. Employment as an interim Chairperson or as an interim CEO will not disqualify a director from being considered independent following that employment.

•	At least three years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-professional capacity not involving Del Monte’s business).

•	At least three years have elapsed since the director or someone in his or her immediate family was employed as an executive officer of another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

•	At least three years have elapsed since the director, or someone in his or her immediate family, has had a personal services or consulting contract with or otherwise received direct compensation from Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del

Monte (other than Board or Board committee fees and pension and other forms of deferred compensation for prior service).

•	The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a general partner, controlling stockholder or executive officer of another company, own or control more than five percent (5%) of Del Monte’s common stock.

•	The director is not an executive officer or employee of, and no member of the director’s immediate family is an executive officer of, any for-profit or not-for-profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of, two percent (2%) of the organization’s consolidated gross revenues or $1,000,000.

•	The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a participant and involving an amount exceeding $120,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a), unless the Board determines that such interest does not impair the director’s independence.

•	The director is not an executive officer or holder of more than ten percent (10%) of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(a) unless the Board determines that such holdings and relationship do not impair the director’s independence.

These guidelines are set forth in the Company’s Corporate Governance Guidelines which are available on Del Monte’s website at www.delmonte.com.

In June 2008, in connection with the 2008 Annual Meeting of Stockholders, the Board applied the standards set forth above to the members of the Board of Directors. In addition, the Board considered Mr. Williams’ current employment as the Executive Chairman of MW Brands SAS, a privately-held French company in the seafood business that holds the European trademark rights to the StarKist brand but does not engage in any transactions with Del Monte, as well as Mr. Williams’ former employment and service as an executive officer and director of H.J. Heinz Company. Based upon such evaluations, the Board affirmatively determined that each of Messrs. Armacost, Bruer, Lund, Martin, Morgan, and Williams and Mmes. Henderson and McCollam were “independent” within the Corporate Governance Guidelines, applicable SEC rules and applicable NYSE rules. Mr. Wolford is considered an “inside” director because of his employment as Chairman of the Board, President and Chief Executive Officer of the Company. Questionnaires are sent periodically to the directors regarding matters that might affect their independence so that, if necessary, any such changes in circumstance may be evaluated by the Nominating and Corporate Governance Committee and the Board of Directors.

Executive Sessions of Independent Directors; Lead Director

As required under NYSE listing standards and the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in regularly scheduled executive sessions at which only such directors are present. The Company’s Lead Director presides over these executive sessions. In September 2006, Ms. Henderson was selected as Lead Director by the other independent directors to serve a two-year term. The Lead Director may not serve more than two full consecutive two-year terms unless otherwise determined by the Board of Directors. During fiscal 2008, our independent directors met in executive session five times.

In creating the Lead Director position, the Board of Directors did not intend for the Lead Director to infringe upon or interfere with the authority or responsibilities of the Chairman of the Board, the Chairs of the various Board committees or the individual directors. Furthermore, the Lead Director is not expected to become involved in the day-to-day management of the Company. Instead, the duties and responsibilities of the Lead Director include:

•	Authority to prepare the agenda for, call and preside over executive sessions of the independent directors;

•	Serving as a sounding board for the Chairperson and, on certain matters, act as a liaison between the independent directors and the Chairperson;

•	Presiding over Board meetings and acting as the spokesperson for the Board upon the absence or the incapacity of the Chairperson;

•	Being available, if requested by the Board, for consultation and direct communication with major stockholders;

•	Providing his or her unique perspective, as Lead Director, to the Compensation Committee in connection with its annual formal evaluation of the CEO’s performance;

•	Having the capacity to suggest to the Chairperson that particular items be placed on the final agenda of each Board meeting;

•	Informally consulting with other directors from time to time regarding the number and length of Board meetings as well as the quality, quantity, timeliness, scope and organization of pre-meeting materials and Board meeting presentations; and providing appropriate suggestions regarding the same to the Chairperson;

•	Receiving notice of all committee meetings and having the ability to attend and observe committee meetings from time to time where appropriate to facilitate the execution of the Lead Director’s duties;

•	Providing counsel in appropriate circumstances to the Chairperson with respect to the retention of consultants, legal counsel or other independent advisors that may assist the Board in the performance of its duties from time to time; and

•	Performing such other functions as directed by the independent directors from time to time.

Communications with the Board of Directors

The Company’s Board of Directors, including a majority of the Company’s independent directors, has adopted a formal process by which stockholders or other interested persons may communicate with the Board or any of its directors. Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, to the Lead Director or to the independent directors generally, in care of Del Monte Foods Company at P.O. Box 193575, San Francisco, California 94119-3575. If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the office of the Corporate Secretary to the Lead Director, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee. Interested persons or stockholders, as applicable, may also contact the Board of Directors, Lead Director, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee via telephone, electronic mail or the Web, as further described on the Company’s website at www.delmonte.com. The office of the Corporate Secretary reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

Code of Ethics

The Company has adopted Standards of Business Conduct that apply to all Del Monte officers, directors and employees. The Standards of Business Conduct encompass the Company’s code of ethics applicable to its Chief Executive Officer, Chief Financial Officer, and principal accounting officer and controller. The Standards of Business Conduct are available on the Company’s website at www.delmonte.com. A printed copy of the Standards of Business Conduct is also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. The Company intends to make any required disclosures regarding any amendments of its Standards of Business Conduct or waivers granted to any of its directors or executive officers on its website at www.delmonte.com.

Nomination Process

The Nominating and Corporate Governance Committee of the Board of Directors has adopted a Process for Identifying, Evaluating and Recommending Director Nominees.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. The current criteria used by the Nominating and Corporate Governance Committee in evaluating the qualifications of potential nominees for election to the Board of Directors are set forth in the Process and generally include whether the nominee:

•	recognizes and understands the role of a director;

•	demonstrates judgment, knowledge and competency;

•	manifests confidence and the willingness to be an active participant of the Board and its committees;

•	fosters, or can be expected to foster, communication within the Board and with Company management;

•	has the ability and time to fulfill legal and fiduciary responsibilities, demonstrates no conflicts of interest, and satisfies applicable requirements for “independence;”

•	makes, or can be expected to make, individual expertise available to the Board and CEO;

•	understands, or demonstrates an ability to understand, the Company’s philosophy, strategy, short- and long-term goals and objectives, business and competitors; and

•	maintains standing and reputation in the business, professional and social communities.

Candidates for director nominees are reviewed in the context of the current composition of the Board. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee believes that, as a whole, the Board of Directors should have competency in the following areas:

•	industry knowledge;

•	accounting and finance;

•	business judgment;

•	management;

•	leadership;

•	international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Additionally, the Committee endeavors to ensure that the Board of Directors includes a number of financially literate directors and at least one director who qualifies as a financial expert. From time to time, the Nominating and Corporate Governance Committee may retain the services of one or more third-party search firms to assist it in identifying and evaluating potential new members of the Board of Directors, as it did in connection with the identification and evaluation of Ms. McCollam. Additionally, the Lead Director and the Chair of the Board of Directors, who is not a member of the Nominating and Corporate Governance Committee, may assist in evaluating potential new members of the Board of Directors, including interviewing such potential new members.

In evaluating whether to nominate an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contributions to the deliberations of the Board and its committees, and the benefits of continuity among Board members. In the event such incumbent director is a member of the Committee, such director recuses himself or herself from that portion of the meeting.

Based on the foregoing process, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate each of Mr. Bruer, Ms. Henderson and Ms. McCollam for election to the Board of Directors at the 2008 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including its qualification criteria, based on whether the candidate was recommended or nominated by a stockholder or not. Stockholders who wish to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to: Chair of the Nominating and Corporate Governance Committee, P.O. Box 193575, San Francisco, California 94119-3575. The Nominating and Corporate Governance Committee may also be contacted by electronic mail or other methods, as more fully described on the Company’s website at www.delmonte.com. Submissions should include the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, a description of the proposed candidate’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of the Company’s stock.

Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company’s annual meeting must submit such nomination in writing to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Such written nomination must be received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the applicable annual meeting or, if such annual meeting date is not designated at least 105 days before the annual meeting, then no later than 15 days after the designation of the annual meeting date in accordance with the Company’s Bylaws. A nomination by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws, including without limitation, (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if such Regulation 14A were applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such nomination, (iii) the class and number of shares which are beneficially owned by such stockholder on the date of such stockholder’s notice, and (iv) not more than ten days after receipt by the nominating stockholder of a written request from the Corporate Secretary, such additional information as the Corporate Secretary may reasonably require. Del Monte’s current Bylaws can be obtained by sending a written request to the Corporate Secretary; the Bylaws may also be found on the Company’s website at www.delmonte.com. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee recommended by a stockholder or stockholders holding more than five percent of our voting stock.

The Process for Identifying, Evaluating and Recommending Director Nominees, as currently adopted, is available on the Company’s website at www.delmonte.com. The Nominating and Corporate Governance Committee retains the right (with the approval of the Board of Directors) to modify the Process, including the criteria for evaluating the qualifications of potential nominees for election to the Board of Directors as set forth therein, from time to time.

Review, Approval or Ratification of Transactions with Related Persons

Our Standards of Business Conduct set forth our general policies and procedures regarding how we will handle employee or director conflicts of interest. As part of the written policies and procedures regarding conflicts of interest set forth in our Standards of Business Conduct, directors and executive officers are required to complete a disclosure statement that sets forth such officer’s or director’s relationships, transactions, ventures, partnerships, employment, or affiliations that could give rise to a conflict of interest. Additionally, directors and executive officers are required to submit an updated disclosure statement regarding any potential related party transaction in advance of entering into the transaction. Under the Standards of Business Conduct, the Audit Committee must review and approve in advance any related party transaction involving a Del Monte officer or director. The Del Monte Law Department may be involved in determining whether a particular transaction is a related person transaction requiring review and approval by the Audit Committee.

In June 2007, the Board of Directors adopted a written Related Persons Transaction Policy in order to establish more detailed processes, procedures and standards regarding the review, approval and ratification of related person transactions and to provide greater specificity regarding what types of transactions constitute related person transactions. All related person transactions are prohibited unless approved or ratified by the Audit Committee or, in certain circumstances, the Chair of the Audit Committee.

The Related Persons Transaction Policy reminds directors and executive officers of their obligation under our Standards of Business Conduct to update their disclosure statement to reflect any potential conflict of interest or related person transaction. Additionally, the Policy confirms that each Del Monte director and executive officer must annually complete a questionnaire designed to elicit, among other things, information about potential related person transactions. Each director and executive officer must also promptly advise the Law Department or the Chair of the Audit Committee of any change to the information contained in the last completed questionnaire that could relate to the identification, review, approval or ratification of transactions that may constitute related person transactions.

The Del Monte Law Department reviews the information provided by Del Monte’s directors and executive officers and gathers the material facts and other information necessary to assess whether a proposed transaction would constitute a related person transaction for purposes of this Policy. If the Law Department determines that a transaction would be a related person transaction, the Law Department’s written assessment and the material facts of the proposed transaction would be submitted to the Audit Committee for consideration at its next meeting. In the event the Law Department, in consultation with Del Monte’s Chief Executive Officer, determines that it is not practicable or desirable for Del Monte to delay until the next Audit Committee meeting, such materials would instead be submitted to the Chair of the Audit Committee.

The Audit Committee (or, as applicable, the Chair of the Audit Committee) is expected to review the submitted materials and consider all other relevant facts and circumstances reasonably available to it including:

•	the benefits to Del Monte;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer (in the event the Audit Committee determines that the proposed related person transaction could impact the Nominating and Corporate Governance Committee’s determination of such director’s independence, the Audit Committee will consult with the Nominating and Corporate Governance Committee prior to making any determination);

•	the availability of other sources for comparable products or services;

•	the terms and conditions of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Related Persons Transaction Policy provides that the Audit Committee (or Chair of the Committee as applicable) shall only approve those related person transactions that are in, or are not inconsistent with, the best interests of Del Monte and its stockholders. Similar procedures apply to the ratification of related person transactions in the event a director, the Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a related person transaction that has not been previously approved or ratified. However, in such event:

•	If the transaction is pending or ongoing, it will be submitted to the Chair of the Audit Committee promptly for assessment of all of the relevant facts and circumstances reasonably available and the Chair of the Audit Committee shall, with the advice of counsel, evaluate all options with respect to the transaction, including ratification, amendment or termination of the related person transaction. Del Monte shall implement the option that the Chair deems to be in, or not inconsistent with, the best interests of Del Monte and its stockholders.

•	If the related person transaction is completed, the Audit Committee shall evaluate the transaction to determine if rescission of the transaction is appropriate, and shall request that Del Monte’s Chief Financial Officer evaluate the Company’s controls and procedures to ascertain 1) the reason the transaction was not submitted to the Audit Committee or Chair of the Audit Committee for prior approval and 2) whether any changes to those controls and procedures are recommended.

Under the Related Persons Transaction Policy, the Board of Directors determined that transactions entered into in the ordinary course of the Company’s business in which the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with the Company, do not receive any special benefits as a result of the transaction, and the amount involved in the transaction equals less than two percent (2%) of the annual net revenues of each of the Company and the other entity that is a participant in the transaction do not create a material direct or indirect interest on behalf of a related person (as such term is defined in applicable SEC rules) and accordingly are not related person transactions (as such term is defined in applicable SEC rules). In addition, transactions are not related person transactions under the Related Persons Transaction Policy if they are excluded from the SEC disclosure requirements regarding related person transactions.

Board Meetings and Committees

The Board of Directors of Del Monte Foods Company held six meetings during the fiscal year ended April 27, 2008. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

During the fiscal year ended April 27, 2008, each incumbent member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

The following table provides a summary of the membership of each of the standing committees of the Board of Directors as of April 27, 2008.

Nominating and
Corporate
Name	Audit	Compensation	Governance

Samuel H. Armacost		Chair
Timothy G. Bruer	Member
Mary R. Henderson			Chair
Victor L. Lund			Member
Terence D. Martin	Chair	Member
Sharon L. McCollam
Joe L. Morgan			Member
David R. Williams	Member	Member
Richard G. Wolford

In addition, the Board of Directors may from time to time establish special committees.

Audit Committee

Responsibilities

The Audit Committee of the Board of Directors assists the Board in its oversight of the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee:

•	Generally oversees the disclosure controls and procedures and the internal controls and procedures established by the Company to provide full, fair, accurate, timely and understandable disclosure in its periodic reports and proxy statements;

•	Reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Reviews the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discusses with management and the independent auditor the Company’s accounting principles, critical accounting estimates and other matters that could have a significant impact on the Company’s financial statements;

•	Discusses with management and the independent auditor the results of the annual integrated audit as well as the Company’s annual and quarterly financial statements; and

•	Oversees the internal audit department.

The Audit Committee is also responsible for periodically discussing with management the Company’s policies and guidelines regarding risk assessment and risk management. In connection with the Audit Committee’s duties and responsibilities relating to risk assessment and the control environment, the Audit Committee is responsible for reviewing and approving updates to the Company’s Standards of Business Conduct as well as reviewing the

Company’s performance relative to such Standards. The Audit Committee has sole authority to grant waivers to directors and executive officers relating to the Company’s Standards of Business Conduct.

The Audit Committee is responsible for interacting directly with and evaluating the Company’s independent auditor. With respect to the independent auditor, the Audit Committee:

•	Evaluates the performance of and assesses the qualifications of the independent auditor;

•	Determines the engagement of the independent auditor;

•	Determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	Monitors the rotation of partners of the independent auditor on the Company engagement team as required by law; and

•	Reviews and approves the retention of the independent auditor to perform any proposed audit or lawfully permitted non-audit services.

In connection with approving services by the Company’s independent auditor as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services. See “Proposal 2 – Ratification of Appointment of Independent Auditor – Policies and Procedures Relating to Approval of Services by Auditor” for a discussion of this Statement.

The Audit Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s Charter, which is available on the Company’s website at www.delmonte.com. As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Membership and Independence

Three directors currently comprise the Audit Committee: Messrs. Bruer, Martin, and Williams. Mr. Martin currently serves as the Chair of the Audit Committee. The Audit Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the meaning of the Company’s Corporate Governance Guidelines, the Audit Committee’s Charter, Section 303A.02 of the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Each member of the Audit Committee is financially literate. Additionally, the Board of Directors has determined that Mr. Martin qualifies as an “audit committee financial expert” as such term is defined in Securities and Exchange Commission rules and is “independent” within the meaning of Section 303A.02 of the NYSE listing standards. Our Corporate Governance Guidelines restrict Audit Committee members from simultaneously serving on the audit committees of more than three public companies (including Del Monte), without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on the Audit Committee. Except for Mr. Martin who serves as a director on the audit committee of Dr. Pepper Snapple Group, Inc., the members of our Audit Committee do not currently serve on the audit committee of any other public company.

Fiscal 2008 Meetings

The Audit Committee met nine times during the fiscal year ended April 27, 2008.

Compensation Committee

Responsibilities

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. In this regard, the Compensation Committee:

•	Reviews and approves the philosophy for compensation of the Company’s senior executives and other employees;

•	Establishes or recommends compensation plans and programs for senior executives and other employees;

•	Reviews the adequacy of such plans and programs;

•	Reviews and evaluates the performance of the Company’s Chief Executive Officer;

•	Reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives;

•	Reviews and monitors management development and succession plans; and

•	Administers the Company’s incentive and equity-based plans and programs.

For a discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, please see “Executive Compensation – Compensation Discussion and Analysis.”

The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s duties and responsibilities, please refer to the Compensation Committee’s Charter, which is available on the Company’s website at www.delmonte.com.

Membership and Independence

Three directors currently comprise the Compensation Committee: Messrs. Armacost, Martin and Williams. Mr. Armacost currently serves as the Chair of the Compensation Committee. The Compensation Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Compensation Committee’s Charter and Section 303A.02 of the NYSE listing standards, as well as the “non-employee director” standard within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Fiscal 2008 Meetings

The Compensation Committee met seven times during the fiscal year ended April 27, 2008.

Nominating and Corporate Governance Committee

Responsibilities

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the performance of the Board of Directors and its committees and developing the Company’s policies relating to corporate governance. In this regard, the Nominating and Corporate Governance Committee:

•	Considers and recommends Board size and composition, taking into account important competencies;

•	Oversees the annual evaluation of the Board of Directors and its standing committees;

•	Evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders and the persons to be appointed to the Board by the Board of Directors;

•	Evaluates and recommends those directors to be appointed to the various standing Board committees;

•	Recommends the responsibilities of these committees;

•	Makes recommendations to the Board of Directors regarding the compensation of non-employee members of the Board; and

•	Periodically reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines.

For a discussion of the Nominating and Corporate Governance Committee’s processes and criteria used in evaluating and recommending to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders (or, in the event of a vacancy to be filled by the Board, appointed to the Board), please see “Corporate Governance – Nomination Process.” For a discussion of the Nominating and Corporate Governance Committee’s processes and procedures for the consideration and determination of non-employee director compensation, please see “Director Compensation – Narrative Discussion of Director Compensation – Process.”

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Nominating and Corporate Governance Committee’s duties and responsibilities, please refer to the Nominating and Corporate Governance Committee’s Charter, which is available on the Company’s website at www.delmonte.com.

Membership and Independence

Three directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Lund and Morgan and Ms. Henderson. Ms. Henderson currently serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s Charter and Section 303A.02 of the NYSE listing standards.

Fiscal 2008 Meetings

The Nominating and Corporate Governance Committee met 4 times during the fiscal year ended April 27, 2008.

Director Compensation

Fiscal 2008 Director Compensation

The following table sets forth compensation for the members of the Board of Directors of Del Monte Foods Company for fiscal 2008. Mr. Wolford, the Company’s Chairman of the Board, President and Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. Wolford’s compensation is reported in “Executive Compensation” and accordingly Mr. Wolford is not included in the following table.

	Fees Earned or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($) (3)	($) (4)	($)

Samuel H. Armacost	$94,500	$58,881	$–	$153,381
Timothy G. Bruer	90,000	58,881	–	148,881
Mary R. Henderson	103,000	58,881	–	161,881
Victor L. Lund	78,000	58,881	20,699 (5)	157,580
Terence D. Martin	120,500	58,881	–	179,381
Sharon L. McCollam (1)	40,384 (2)	16,620	–	57,004
Joe L. Morgan	78,000	58,881	–	136,881
David R. Williams	92,500	58,881	–	151,381

(1)	Ms. McCollam joined the Del Monte Board of Directors on December 13, 2007.

(2)	In accordance with Ms. McCollam’s deferral election under the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, the $40,384 earned by Ms. McCollam with respect to her services to the Company in fiscal 2008 was converted into 4,417 deferred stock units, 2,249 of which were issued in fiscal 2008 and 2,168 of which were issued in fiscal 2009.

(3)	For each non-employee director other than Ms. McCollam, represents the dollar amounts recognized by Del Monte for financial reporting purposes in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) for fiscal 2008 in connection with:

•	7,749 restricted stock units granted on September 27, 2007 (having a full grant date fair value of $76,578); and

•	7,719 restricted stock units granted on September 21, 2006 (having a full grant date fair value of $76,563).

For Ms. McCollam, represents the dollar amount recognized by Del Monte for financial reporting purposes in accordance with FAS 123R for fiscal 2008 in connection with 8,317 restricted stock units granted on December 13, 2007 (having a full grant date fair value of $69,311).

These grants of restricted stock units to the non-employee directors were made pursuant to the Del Monte Foods Company Non-Employee Director Compensation Plan, as amended. For further information regarding such grants, see “– Narrative Discussion of Director Compensation – Del Monte Foods Company Non-Employee Director Compensation Plan – Equity Compensation” below.

Del Monte calculates the fair value of non-employee director stock awards under FAS 123R by multiplying the average of the high and low prices of Del Monte’s common stock on the date of grant by the number of shares subject to such stock award. For stock awards that are not credited with dividends during the vesting period, such as the grants of restricted stock units to the non-employee directors, Del Monte reduces the value of the stock award by the present value of the expected dividend stream during the vesting period using the risk-free interest rate in accordance with FAS 123R. Del Monte assumes zero anticipated forfeitures in connection with valuing non-employee director stock awards for purposes of FAS 123R.

At the end of fiscal 2008, the following outstanding stock awards were held by members of the Board of Directors:

			Aggregate
			Number of
			Shares Subject
	Deferred Stock	Restricted	to Outstanding
Name	Units (a)	Stock Units (b)	Stock Awards
Samuel H. Armacost	13,874	12,895	26,769
Timothy G. Bruer	–	12,895	12,895
Mary R. Henderson	21,510	12,895	34,405
Victor L. Lund	7,608	12,895	20,503
Terence D. Martin	13,874	12,895	26,769
Sharon L. McCollam	2,249	8,317	10,566
Joe L. Morgan	–	12,895	12,895
David R. Williams	–	12,895	12,895

(a)	Reflects deferred stock units issued with respect to compensation deferred by such director and deferred stock units issued in lieu of dividends on such deferred stock units.

•	Messrs. Armacost and Martin have deferred their stock-based compensation since the first quarter of fiscal 2004.

•	Ms. Henderson has deferred her stock-based compensation since the first quarter of fiscal 2004. Additionally, she deferred her cash-based compensation from the first quarter of fiscal 2004 through and including the second quarter of fiscal 2005.

•	Mr. Lund has deferred his stock-based compensation since he joined the Board in the fourth quarter of fiscal 2005.

•	Ms. McCollam has deferred her stock-based and cash-based compensation since she joined the Board in the third quarter of fiscal 2008.

The dividend equivalents issued by the Company with respect to the deferred stock units are factored into the FAS 123R value of such awards.

(b)	Directors who deferred their stock-based compensation at the time of a restricted stock unit award, including Messrs. Armacost, Lund and Martin and Mmes. Henderson and McCollam, receive deferred stock units upon vesting of the restricted stock units. Accordingly, for such directors, the vesting of restricted stock units does not affect their aggregate number of shares subject to outstanding stock awards. However, directors who did not elect to defer such stock-based compensation, including Messrs. Bruer, Morgan and Williams, receive shares upon vesting, which are not reflected in the foregoing table.

For further information regarding the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, see “– Narrative Discussion of Director Compensation – Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan” below.

(4)	At the end of fiscal 2008, the following options were held by members of the Board of Directors:

					Weighted Average
				Aggregate Number	Exercise Price of
		Number of Shares	Exercise Price Per	of Shares Subject to	Aggregate
		Subject to	Share	Outstanding	Outstanding Options
Name	Date of Grant	Option	($)	Options	($)
Samuel H. Armacost	9/29/2005	5,000	$10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	$9.29

Timothy G. Bruer	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
	10/1/2002	2,500	8.00
	7/1/2002	13,750	11.73
	4/1/2002	1,250	10.32
	1/2/2002	1,250	8.45
	10/1/2001	1,250	7.87
	4/2/2001	1,250	8.35
	1/2/2001	1,250	7.63
				52,500	9.78

Mary R. Henderson	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Victor L. Lund	9/29/2005	5,000	10.24
	3/30/2005	15,000	10.67
				20,000	10.56

Terence D. Martin	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Joe L. Morgan	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

David R. Williams	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Ms. McCollam does not hold any options to acquire shares of Del Monte common stock because the Del Monte Foods Company Non-Employee Director Compensation Plan, as in effect upon the date Ms. McCollam joined the Board of Directors, no longer provided for option awards.

(5)	Mr. Lund joined the Del Monte Board of Directors on March 30, 2005. In accordance with the Non-Employee Director Compensation Plan in effect at that time, he received an option to purchase 15,000 shares at $10.67 per share. This option vested in annual installments over three years and accordingly became vested in full during fiscal 2008.

The full grant date fair value of Mr. Lund’s option to purchase 15,000 shares is $67,520. The table below presents the material valuation assumptions for this stock option.

Grant Date
3/30/2005

Dividend yield	0%

Expected volatility	30.7%

Risk-free interest rate	4.4%

Expected life (in years)	7.0

Narrative Discussion of Director Compensation

Process

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding the compensation of non-employee directors. The Committee may not delegate this responsibility, which is set forth in its Charter. The Nominating and Corporate Governance Committee engages a compensation consultant, Hewitt Associates, Inc., to conduct a review of director compensation every one to two years. The review includes data from other companies (generally, the comparator group then being used in connection with executive compensation) as well as market trends in director compensation. Del Monte executive officers play no role in recommending or determining non-employee director compensation, except that Mr. Wolford (as a member of the Board of Directors) participates in the deliberations and actions of the Board regarding the recommendations made by the Nominating and Corporate Governance Committee. Following the fiscal 2008 review, the Nominating and Corporate Governance Committee decided not to recommend any changes in the compensation of Del Monte’s non-employee directors.

The Del Monte Foods Company Non-Employee Director Compensation Plan as in effect for fiscal 2008 was adopted by the Board of Directors of Del Monte Foods Company on March 16, 2006, effective immediately following the Company’s 2006 Annual Meeting of Stockholders. A stock option granted to Mr. Lund under the terms of the Del Monte Foods Company Non-Employee Director Compensation Plan, as in effect prior to its amendment, vested in full during fiscal 2008 and accordingly affected the compensation reported for Mr. Lund for fiscal 2008. Otherwise, non-employee director compensation for fiscal 2008 reflects the Del Monte Foods Company Non-Employee Director Compensation Plan as currently in effect.

Del Monte Foods Company Non-Employee Director Compensation Plan

All Del Monte directors other than Richard G. Wolford, the Company’s Chief Executive Officer, are currently eligible under the Del Monte Foods Company Non-Employee Director Compensation Plan.

Cash Retainers. Each eligible director earns an annual retainer of $60,000 cash, which is paid in quarterly installments in arrears. Certain additional annual retainers (also paid in quarterly installments) are paid in cash as follows:

Additional
Annual
Position	Retainer

Lead Director	$15,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$12,000
Nominating and Corporate Governance Committee Chair	$10,000

Non-employee directors elected or appointed to the Board between annual stockholder meetings, such as Ms. McCollam, receive that percentage of the annual retainer that equals the percentage of the year (beginning from the first day of the fiscal quarter of such director’s appointment/election) remaining until the next annual stockholders meeting. Beginning with the second quarter of fiscal 2009, Ms. McCollam will receive the regular annual retainer amount.

Meeting Fees. In addition, each eligible director earns a meeting fee for each meeting attended as follows:

	Fee Per
Type of Meeting	Meeting

Board Meeting	$2,000
Audit Committee Meeting	$2,000
Compensation Committee Meeting	$1,500
Nominating and Corporate Governance Committee Meeting	$1,500
Meeting of any Special Committee	$2,000	*

*  unless otherwise determined by the Board of Directors

Such fees are paid quarterly in cash in arrears.

Equity Compensation. Each eligible director annually receives $80,000 worth of restricted Del Monte common stock or restricted stock units granted promptly after each annual meeting. These restricted stock or restricted stock units vest over three years from the date of grant (it being understood that in the event the date of the third regularly scheduled annual meeting is less than three full calendar years from the date of grant, such shares of restricted stock or such restricted stock units shall nevertheless vest immediately prior to such annual meeting). Non-employee directors elected or appointed to the Board between annual stockholder meetings, such as Ms. McCollam, receive upon election or appointment that percentage of the annual equity compensation dollar amount that equals the percentage of the year (beginning from the first day of the fiscal quarter of such Director’s appointment/election) remaining until the next annual stockholders meeting. Such grants vest in three approximately equal installments on the same vesting dates applicable to the other directors’ grants. The number of shares of restricted stock or number of restricted stock units issued is calculated by dividing the $80,000 (or such appropriate pro rated amount) by the average of the high and low prices of Del Monte’s common stock on the date of grant. These equity awards are issued under the Del Monte Foods Company 2002 Stock Incentive Plan. In the event of a Change of Control, as defined in the Del Monte Foods Company 2002 Stock Incentive Plan, as amended, all outstanding restricted stock units vest in full.

The Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, no longer provides for option grants to non-employee directors. Prior to its amendment, the Plan provided for grants of options for 15,000 shares upon a non-employee director joining the Board (or upon the original January 24, 2003 adoption of the Plan), which options vested over three years. The plan also provided for annual grants of options for 5,000 shares, which were fully vested upon grant. To the extent outstanding and held by current non-employee directors of the Company, these options are reflected in footnote 4 to the Director Compensation Table.

Other. The Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, also provides for travel reimbursement, requires that 100% of the “profit shares” attributable to option exercises be held for one year, and confirms the ability of non-employee directors to defer certain compensation pursuant to the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan (which was not affected by the amendment to the Non-Employee Director Compensation Plan). “Profit shares” are the option profit, net of taxes, expressed as a number of shares.

Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan

Under the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, non-employee directors may elect to defer the receipt of 0%, 50% or 100% of either or both of the cash and stock-based components of their annual compensation. The deferred amounts are converted into deferred stock units, which are distributed upon termination of service on the Board of Directors in the form of shares of Del Monte common stock. Such distribution is made, at the participant’s election with respect to each deferral period, either in a lump sum or in equal annual installments over not more than 15 years. Deferred stock units issued in connection with deferrals made under the 2005 Director Deferred Plan, as well as any shares distributed in respect thereof, are issued under the Del Monte Foods Company 2002 Stock Incentive Plan. Deferred stock units issued pursuant to the terms of the 2005 Non-Employee Director Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units. The number of additional deferred stock units credited is determined by multiplying the number of deferred stock units held by the director on the applicable dividend record date by the per share cash dividend declared, and then dividing such amount by the average of the high and low prices of Del Monte’s common stock on the applicable dividend payment date.

Proposal 2

Ratification of Appointment of Independent Auditor

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditor for the fiscal year ending May 3, 2009, and the Board of Directors is submitting the appointment of the independent auditor for ratification by the stockholders at the annual meeting. KPMG LLP has served as Del Monte’s independent auditor since fiscal 2004 and is an independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the annual meeting. He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as the Company’s independent auditor. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

Auditor’s Fees

With respect to the fiscal years ended April 27, 2008 and April 29, 2007, the aggregate fees billed by KPMG LLP were as follows:

	Fiscal 2008	Fiscal 2007

Audit Fees (1)	$2,319,300	$2,034,500

Audit Related Fees (2)	$191,000	$196,500

Tax Fees (3)	$32,200	$10,000

All Other Fees (4)	–	–

(1)	For each of fiscal 2008 and fiscal 2007, reflects aggregate fees billed by KPMG LLP for the audit of the Company’s consolidated financial statements and internal control over financial reporting for such fiscal year, for the review of the Company’s interim consolidated financial statements, for the review of and assistance with documents filed with or submitted to the Securities and Exchange Commission, and for the statutory and U.S. GAAP audits of Del Monte Corporation and certain foreign subsidiaries. For fiscal 2008, also includes aggregate fees billed by KPMG LLP for an audit relating to a transaction undertaken by the Company.

(2)	For each of fiscal 2008 and fiscal 2007, reflects aggregate fees billed by KPMG LLP for services related to employee benefit plan audits as well as fees related to agreed upon procedures in accordance with SAS 93 in connection with one of the Company’s supply agreements.

(3)	For each of fiscal 2008 and fiscal 2007, reflects the aggregate fees billed by KPMG LLP for tax compliance. Such services generally involved assistance in preparing, reviewing or filing various tax-related filings required in foreign jurisdictions and did not involve tax planning assistance.

(4)	For each of fiscal 2008 and fiscal 2007, there were no fees billed by KPMG LLP for services except as already described above.

The Audit Committee determined that the non-audit services provided by KPMG LLP during the fiscal year ended April 27, 2008 were compatible with maintaining the independence of KPMG LLP.

Policies and Procedures Relating to Approval of Services by Auditor

Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, as well as setting the compensation and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted policies and procedures for the approval in advance, or “pre-approval,” of audit and non-audit services rendered by our independent auditor, KPMG LLP. All services provided by KPMG LLP during fiscal 2008, as described above, were approved by the Audit Committee in advance of KPMG LLP providing such services.

Pursuant to the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services, to the extent particular services may be identifiable prior to or at the beginning of the Company’s fiscal year, the Audit Committee encourages management to submit proposals regarding such services prior to or at the beginning of such year. Typically, the Audit Committee considers such services at its June meeting. In connection with approving such annually identifiable services, the Audit Committee reviews a brief description of each such service as well as an estimate of the expected fees associated with each such service. As necessary, the Audit Committee or, as described below, the Chair of the Audit Committee considers other services on an individual case-by-case basis before the independent auditor is engaged to provide each service, generally based on a brief description of the proposed service and an estimate of the expected fees associated with such service. Additional information must be provided to the Committee or Chair of the Audit Committee in connection with the approval of permitted tax services.

To ensure prompt handling of matters between meetings of the Audit Committee, authority to approve services between Audit Committee meetings has been delegated to the Chair of the Audit Committee, provided that the expected fees for each service approved by the Chair does not exceed $50,000 and that the aggregate expected fees for all services so approved from one meeting of the Audit Committee to the next does not exceed $150,000. The Chair must report all services approved under this delegated authority to the Audit Committee at its next scheduled meeting. A copy of the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services is available on the Company’s website at www.delmonte.com.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Report of the Audit Committee

As more fully described in its Charter, the Audit Committee, assists the Board of Directors in its oversight of Del Monte’s corporate accounting and financial reporting process and interacts directly with and evaluates the performance of Del Monte’s independent auditor.

In the performance of its oversight function, the Audit Committee has reviewed Del Monte’s audited consolidated financial statements for the fiscal year ended April 27, 2008 and has met with both management and Del Monte’s independent auditor, KPMG LLP, to discuss those consolidated financial statements. The Audit Committee has discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent auditors to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability, of Del Monte’s accounting principles. In addition, the Audit Committee has reviewed and discussed with management and KPMG LLP, respectively, 1) management’s assessment of the effectiveness of Del Monte’s internal control over financial reporting, and 2) KPMG LLP’s evaluation of the effectiveness of Del Monte’s internal control over financial reporting.

The Audit Committee discussed with Del Monte’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met separately with the independent auditor, without management present, to discuss the results of its audits, its evaluation of Del Monte’s internal controls and the overall quality of Del Monte’s financial reporting.

The Audit Committee has received from KPMG LLP the required written disclosures and letter regarding its independence from Del Monte, as set forth by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees)(as adopted by the PCAOB in Rule 3600T), and has discussed with KPMG LLP its independence. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements of Del Monte for the fiscal year ended April 27, 2008 be included in Del Monte’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on June 25, 2008.

It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Del Monte’s financial statements are complete and accurate, prepared in accordance with United States generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Del Monte; that is the responsibility of management and the Company’s independent auditor. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with United States generally accepted accounting principles and (ii) the report of the Company’s independent auditor, an independent registered public accounting firm, with respect to such financial statements.

The Audit Committee

Terence D. Martin, Chairman
Timothy G. Bruer
David R. Williams

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ownership of Del Monte Foods Company Common Stock

The following table sets forth information regarding beneficial ownership of Del Monte common stock as of June 27, 2008, the most recent practicable date, (1) by each person or entity who is known by Del Monte to own beneficially more than 5% of Del Monte common stock; (2) by each of Del Monte’s current directors; (3) by each current executive officer who is one of the named executive officers of Del Monte identified in the table set forth under the heading “Executive Compensation — Summary Compensation Table;” and (4) by all of Del Monte’s current executive officers and directors as a group. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934. To determine the 5% stockholders, Del Monte also reviewed filings made under Section 13(f) of the Securities Exchange Act by persons who had made filings under Section 13(d) or Section 13(g).

	Shares Beneficially Owned (b)
Name and Address of Beneficial Owner (a)	Number		Percent

Southeastern Asset Management, Inc.	15,957,946	(c)	8.1%
6410 Poplar Ave., Suite 900 Memphis, TN 38119
Atlantic Investment Management	12,912,000	(d)	6.5%
666 Fifth Avenue New York, NY 10103
Sasco Capital, Inc.	10,269,700	(e)	5.2%
20 Sasco Hill Road Fairfield, CT 06824
Samuel H. Armacost	74,753	(f)	*
Timothy G. Bruer	68,119	(g)	*
Mary R. Henderson	53,723	(h)	*
Victor L. Lund	27,642	(i)	*
Terence D. Martin	46,053	(j)	*
Sharon L. McCollam	9,427	(k)	*
Joe L. Morgan	45,619	(l)	*
David R. Williams	86,763	(m)	*
Richard G. Wolford	4,024,370	(n)	2.0%
David L. Meyers	1,258,729	(o)	*
Nils Lommerin	600,326	(p)	*
Timothy A. Cole	137,500	(q)	*
David W. Allen	187,500	(r)	*
All executive officers and directors as a group	7,301,275	(s)	3.6%
(17 persons)

*	Less than 1%.

(a)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(b)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned:

•         all shares that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is June 27, 2008; and

• all shares that a person would receive upon termination of service with respect to deferred stock units held by that person that are vested on, or vest within 60 days of, June 27, 2008.

Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or deferred stock units, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On June 27, 2008, there were 197,393,452 shares of Del Monte stock issued and outstanding.

In accordance with the American Jobs Creation Act of 2004 (also known as Section 409A), shares issuable with respect to deferred stock units that vest after December 31, 2004 generally are not issuable to an executive officer until 6 months after termination of service. Accordingly, the shares subject to such deferred stock units are not included in beneficial ownership as determined in accordance with SEC rules.

(c)	Based on a Schedule 13G filed on February 13, 2008, as of December 31, 2007, (i) Southeastern Asset Management, Inc. reported beneficial ownership of 15,957,946 shares, shared voting power as to 15,725,283 of the shares, no voting power as to 232,663 of the shares, sole dispositive power as to 232,663 of the shares and shared dispositive power as to 15,725,283 of the shares and (ii) Longleaf Partners Small-Cap Fund reported beneficial ownership of 15,725,283 shares, shared voting power as to 15,725,283 of the shares and shared dispositive power as to 15,725,283 of the shares.

(d)	Based on the Schedule 13D/A filed by Atlantic Investment Management, Inc. on June 12, 2008, as of June 10, 2008. Represents 4,934,960 shares beneficially owned by AJR International Master Fund, Ltd., 7,665,230 shares beneficially owned by Cambrian Master Fund, Ltd., and 311,810 shares held in several managed accounts. Atlantic Investment Management, Inc. has sole voting and dispositive power over such shares.

(e)	Based on a Schedule 13G filed on February 14, 2008, as of December 31, 2007, Sasco Capital, Inc. reported beneficial ownership of 10,269,700 shares, with sole voting power as to 5,056,950 of the shares and sole dispositive power as to 10,269,700 of the shares.

(f)	Includes 3,700 shares held by Mr. Armacost’s spouse. Also includes 7,119 shares held in trust including 2,119 shares of Del Monte common stock received in payment of directors’ fees. Mr. Armacost and his spouse are trustees of such trust and share dispositive and voting power with respect to such shares. Also includes the right to acquire 43,934 shares, represented by 13,934 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(g)	Includes 15,619 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 52,500 shares, represented by options to purchase 52,500 shares exercisable within 60 days of June 27, 2008.

(h)	Includes 2,119 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 51,604 shares, represented by 21,604 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(i)	Includes the right to acquire 27,642 shares, represented by 7,642 deferred stock units and options to purchase 20,000 shares exercisable within 60 days of June 27, 2008.

(j)	Includes 2,119 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 43,934 shares, represented by 13,934 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(k)	Includes the right to acquire 4,427 shares, represented by 4,427 deferred stock units.

(l)	Includes 15,619 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(m)	Includes 15,619 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(n)	Includes 306,538 shares held by Mr. Wolford as trustee of the Richard G. Wolford Trust, under agreement dated March 19, 2003. Such shares are subject to a pledge which secures a third party loan that was incurred in order to exercise certain options to purchase Del Monte common stock. Also includes the right to acquire 3,717,732 shares, represented by 75,457 deferred stock units and options to purchase 3,642,275 shares exercisable within 60 days of June 27, 2008.

Does not include 51,174 deferred stock units that were vested at June 27, 2008 or that vested within 60 days of June 27, 2008. Due to the application of Section 409A, these deferred stock units are not issuable until 6 months after termination of service.

(o)	Includes 131,954 shares held by Mr. Meyers and his spouse as trustees of the David L. Meyers & Barbara A. Meyers 1998 Trust, under agreement dated February 27, 2001. Includes the right to acquire 1,126,775 shares, represented by options to purchase 1,126,775 shares exercisable within 60 days of June 27, 2008.

(p)	Includes the right to acquire 540,326 shares, represented by 18,826 deferred stock units and options to purchase 521,500 shares exercisable within 60 days of June 27, 2008.

Does not include 9,943 deferred stock units that were vested at June 27, 2008 or that vested within 60 days of June 27, 2008. Due to the application of Section 409A, these deferred stock units are not issuable until 6 months after termination of service.

(q)	Includes the right to acquire 137,500 shares, represented by options to purchase 137,500 shares exercisable within 60 days of June 27, 2008.

Does not include 9,943 deferred stock units that were vested at June 27, 2008 or that vested within 60 days of June 27, 2008. Due to the application of Section 409A, these deferred stock units are not issuable until 6 months after termination of service.

(r)	Includes the right to acquire 187,500 shares, represented by options to purchase 187,500 shares exercisable within 60 days of June 27, 2008.

(s)	Includes the right to acquire 6,928,369 shares, represented by 174,105 deferred stock units and options to purchase 6,754,264 shares exercisable within 60 days of June 27, 2008.

Does not include 145,457 deferred stock units that were vested within 60 days of June 27, 2008. Due to the application of Section 409A, these deferred stock units are not issuable until 6 months after the applicable termination of service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 27, 2008, all Section 16(a) filing requirements applicable to Del Monte’s executive officers, directors and greater than ten percent beneficial owners were complied with, except that (1) a Form 4 filing for Mr. Meyers in connection with his transfer of 131,954 shares of common stock to the David L. Meyers & Barbara A. Meyers 1998 Trust was filed late and (2) an aggregate of 200 deferred stock units were under-reported on Form 4s filed on August 6, 2007 with respect to Messrs. Wolford, Cole, Lommerin, and Potter due to an administrative error which miscalculated the number of deferred stock units issued to these executive officers in lieu of our July 31, 2007 dividend. Form 4/As for Messrs. Wolford, Cole, Lommerin, and Potter, which corrected the information, were filed on November 5, 2007.

Executive Officers

The following table sets forth the name, age and positions, as of August 6, 2008 (the date of this proxy statement), of individuals who are currently executive officers of Del Monte Foods Company. To the Company’s knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of the Company. These individuals hold the same positions with Del Monte Corporation, the Company’s wholly-owned subsidiary. Executive officers serve at the discretion of the Company’s Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Wolford currently serves as the Chairman of the Board of Directors.

Name	Age	Positions

Richard G. Wolford	63	Chairman of the Board, President and Chief Executive Officer; Director

Nils Lommerin	43	Chief Operating Officer

David L. Meyers	62	Executive Vice President, Administration and Chief Financial Officer

Timothy A. Cole	51	Executive Vice President, Sales

David W. Allen	48	Senior Vice President, Operations and Supply Chain

Richard L. French	51	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

Richard W. Muto	57	Senior Vice President and Chief Human Resources Officer

William D. Pearce	45	Senior Vice President, Chief Marketing Officer

James G. Potter	51	Senior Vice President, General Counsel and Secretary

Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer; Director

Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board of Directors of Del Monte Foods Company in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford also currently serves on the board of directors of Pulte Homes, Inc.

Nils Lommerin, Chief Operating Officer

Mr. Lommerin was appointed Chief Operating Officer in January 2008. He joined Del Monte in March 2003 as Executive Vice President, Human Resources and was appointed Executive Vice President, Operations in July 2004. From March 1999 to July 2002, he was with Oxford Health Plans, Inc., where he most recently served as Executive Vice President, Operations and Corporate Services. From November 1991 to February 1999, Mr. Lommerin held a variety of senior Human Resources positions with PepsiCo, Inc.

David L. Meyers, Executive Vice President, Administration and Chief Financial Officer

Mr. Meyers joined Del Monte in 1989. He was elected Chief Financial Officer of Del Monte in December 1992 and served as a member of the Board of Directors of Del Monte Foods Company from January 1994 until consummation of Del Monte’s recapitalization in 1997. Prior to joining Del Monte, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).

Timothy A. Cole, Executive Vice President, Sales

Mr. Cole joined Del Monte in September 2004. From 1979 to September 2004, Mr. Cole held a variety of positions with The Quaker Oats Company, now a unit of PepsiCo, Inc., where he became Vice President of National Accounts for the United States.

David W. Allen, Senior Vice President, Operations and Supply Chain

Mr. Allen was appointed Senior Vice President, Operations and Supply Chain in June 2008. He joined Del Monte in June 2006 as Senior Vice President, Supply Chain Operations, having served as a consultant to Del Monte beginning in November 2005. Prior to that, Mr. Allen was Chief Operating Officer of U.S. Foodservice, a division of Royal Ahold, from 2004 to 2005 and Chief Executive Officer of WorldChain, Inc., a supply chain services company, from 2001 to 2004. He served as Vice President, Worldwide Operations of Dell Inc. from 1999 to 2000. From 1991 to 1999, Mr. Allen held a variety of positions at Frito-Lay North America, a division of PepsiCo, Inc., most recently as its Senior Vice President, Operations. Mr. Allen also serves on the board of directors of American Italian Pasta Company.

Richard L. French, Senior Vice President, Treasurer, Chief Accounting Officer and Controller

Mr. French joined Del Monte in 1980 and was elected to his current position in June 2008. Mr. French was Senior Vice President, Chief Accounting Officer and Controller of Del Monte from May 1998 through June 2008 and Vice President and Chief Accounting Officer from August 1993 through May 1998. Prior to May 1998, he held a variety of positions within Del Monte’s financial organization.

Richard W. Muto, Senior Vice President and Chief Human Resources Officer

Mr. Muto joined Del Monte in 1974 and was elected to his current position in June 2008. Mr. Muto was Vice President, Human Resources from June 2007 to June 2008 and Vice President, Human Resources, U.S. and International Operations of Del Monte from December 1992 through June 2007. Prior to December 1992, he held a variety of positions within Del Monte’s human resources organization and, from 1986 to 1989, RJR Nabisco.

William D. Pearce, Senior Vice President, Chief Marketing Officer

Mr. Pearce joined Del Monte as Senior Vice President, Chief Marketing Officer in May 2008. From March 2007 to May 2008, he was Chief Executive Officer of Foresight Medical Technologies, a medical device start up in the emergent medical field. Prior to that, he was with Taco Bell Corporation, where he served as Chief Marketing Officer from December 2005 to February 2007 and Vice President, Marketing from October 2004 to December 2005. From August 2003 to September 2004, he was Vice President, Marketing of Campbell Soup Company. From June 1992 to August 2003, Mr. Pearce held a variety of marketing positions with Procter & Gamble Company.

James G. Potter, Senior Vice President, General Counsel and Secretary

Mr. Potter joined Del Monte in October 2001 and was elected to his current position in September 2002. From December 1997 to December 2000, he was Executive Vice President, General Counsel and Secretary of Provident Mutual Life Insurance Company. From 1989 to November 1997, Mr. Potter was the Chief Legal Officer of The Prudential Bank and Trust Company and The Prudential Savings Bank, subsidiaries of The Prudential Insurance Company of America.

Executive Compensation

Compensation Discussion and Analysis

This section of the proxy statement explains how Del Monte’s executive compensation programs are designed and operate with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO), and three other most highly compensated executive officers in fiscal 2008 (referred to as our named executive officers). This section also identifies the material elements and objectives of compensation awarded to the named executive officers in fiscal 2008, and the reasons supporting such awards. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included in this proxy statement.

Overview

Fiscal 2008 Changes to Executive Compensation

Generally, the material elements and objectives of Del Monte’s executive compensation program did not change from fiscal 2007 to fiscal 2008. Del Monte continues to provide a compensation package for its executive officers consisting generally of base pay, performance-based annual cash incentive awards, long-term equity incentive awards (including performance-based equity awards), a limited cash perquisite allowance, supplemental retirement, deferred compensation, severance and change-of-control benefits. These benefits continue to be based on compensation principles and objectives focused on providing competitive compensation packages generally managed at or above the market median that also serve to align executive officers’ efforts with the interests of stockholders.

In fiscal 2008, the Compensation Committee approved three adjustments to cash and equity executive compensation for our named executive officers that are noteworthy. First, Nils Lommerin, Del Monte’s Executive Vice President, Operations, was promoted and appointed Chief Operating Officer (COO) effective January 1, 2008. In conjunction with this promotion and increased responsibilities, as discussed in more detail below, the Compensation Committee approved a 17% increase in Mr. Lommerin’s base salary and increased his annual incentive plan target percentage of base salary from 70% to 80%. This increase in compensation now ranks the COO as the executive officer with the second highest base salary and target Annual Incentive Plan (AIP) award at Del Monte, reflecting Mr. Lommerin’s new leadership role.

Second, the Compensation Committee approved adjustments to the relative weighting of Del Monte’s AIP corporate and individual performance objectives for all employees – specifically, for our named executive officers, these adjustments shifted more emphasis to the achievement of corporate financial objectives. Effective fiscal 2008, 85% of the target AIP award for the CEO, CFO, COO and Executive Vice Presidents (EVPs) is based on achievement of established corporate financial objectives, compared to 75% in fiscal 2007. Likewise, 70% of the target AIP award for the Senior Vice Presidents (SVPs) is based on achievement of corporate financial objectives, compared to 60% in fiscal 2007. The Compensation Committee believes that increased weighting of corporate financial objectives for our named executive officers further aligns executives’ efforts with the interests of stockholders in keeping with Del Monte’s compensation philosophy.

Third, the Compensation Committee approved changes to the financial metric and vesting structure for the Company’s performance share unit awards under its long-term incentive program. In prior years, the Committee approved performance share unit grants based on return on invested capital (ROIC) financial targets that vest or forfeit in 25% and 50% installments over a five-year performance period. In fiscal 2008, the Committee changed the performance metric for performance share unit grants from ROIC to a relative total shareholder return (RTSR). The fiscal 2008 performance share awards provide for cliff vesting or forfeiture on the measurement date in varying percentages of the target award, depending on Del Monte’s achievement over a three-year performance period of pre-established RTSR targets. As discussed in more detail under “How were the amounts of fiscal 2008 long-term incentive awards determined?”, the Compensation Committee based this change on a number of factors related to challenges associated with ROIC modeling and peer forecasting. The comparator group used to measure RTSR targets for performance share awards is the same comparator group of 20 primarily branded mid-cap and large-cap companies used by Del Monte to determine achievement of total shareholder return targets related to accelerated vesting of Del Monte’s performance accelerated restricted stock unit (PARS) awards.

Forfeiture of Performance Share Units in Connection with Fiscal 2008 ROIC Targets

All employees with fiscal 2005 and fiscal 2006 performance share unit awards (which are part of the Company’s long-term incentive program), including four of the named executive officers, forfeited the portion of their previously-granted performance share awards relating to fiscal 2008 return on invested capital (ROIC) targets. As anticipated, the fiscal 2008 ROIC targets for the fiscal 2005 and fiscal 2006 performance share unit grants were not achieved and consequently 25% of each year’s grant was permanently forfeited upon the filing of the Company’s annual report on Form 10-K for fiscal 2008. These forfeited performance share units had an original aggregate fair value as follows:

	Original Fair Value of Performance Share Units Forfeited
	Relating to Fiscal 2005	Relating to Fiscal 2006
	Performance Share	Performance Share
Name	Unit Grant	Unit Grant	Total

Richard G. Wolford	$304,640	$366,087	$670,727

David L. Meyers	75,008	81,192	156,200

Nils Lommerin	67,840	74,184	142,024

Timothy A. Cole	46,080	43,496	89,576

Vesting of SERP

Effective December 21, 2007, by operation of plan terms, the CEO and CFO vested in their respective supplemental retirement benefits provided by Del Monte’s Supplemental Executive Retirement Plan (SERP). Additional information regarding SERP benefits is included in “Fiscal 2008 Pension Benefits”.

Compensation Objectives, Principles and Process

What are Del Monte’s executive compensation program objectives and principles?

The primary objective of Del Monte’s executive compensation program is to attract and retain executives of exceptional caliber who will provide strong, competitive leadership in the food industry, drive stockholder value through superior performance and align their interests with those of our stockholders. Toward that end, executive compensation at Del Monte is comprised of a portfolio of cash and stock-based elements designed to reward both corporate and individual performance, provide short and long-term incentives and compensate our executives both currently and upon retirement. The following compensation principles developed by our Compensation Committee, approved by our Board of Directors and described in the Committee’s Charter, supplement and support the compensation objectives described above:

•	Executive compensation packages should be competitive and take into account an individual’s leadership competencies, skills, experience, and sustained performance;

•	Base salary generally will be managed to the market median; however, actual incumbent pay may be above or below this standard in order to recognize individual abilities, including performance, job requirements and other factors described above;

•	Annual incentive awards should be targeted at the market median, and result in variable pay levels that are linked to corporate and individual performance;

•	Long-term incentives should be targeted above the market median (50th-75th percentile) with individual equity awards that recognize an executive’s impact, overall corporate success and the creation of stockholder value;

•	The percentage of total compensation that is variable or “at risk” should increase with an executive officer’s overall compensation and grade level; and

•	The overall compensation program should align executive officers’ efforts with the interests of stockholders by focusing results on Del Monte’s long-term stock performance and facilitating and encouraging ownership of Del Monte common stock.

We believe that our compensation program, which adheres to the foregoing objectives and principles, continues to assist Del Monte in creating and retaining a strong executive team which shares a common view of Del Monte’s business and works to create and sustain stockholder value.

What are the Compensation Committee’s processes for setting executive compensation?

The Compensation Committee reviews and approves our overall compensation strategy and policies and annually sets the compensation of executive officers. The Committee makes decisions regarding executive compensation with input from the CEO, other members of management and Hewitt Associates, LLC, an executive compensation consultant engaged directly by the Committee for executive compensation purposes. From time to time, Hewitt Associates may also perform some compensation-related projects for the Company; provided that specific Compensation Committee notification and approval is required for any project exceeding $10,000. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s discretion, may include its executive compensation consultant. As discussed further below, the Committee employs a number of processes designed to align the executive compensation program with its objectives, including reference to compensation levels at companies in our peer group and assessment of individual and Company performance.

Peer Group Comparison. Each fiscal year, the Committee constructs direct compensation packages consisting of base salaries, annual incentive award targets and long-term incentive awards for Del Monte’s executive officers. Determinations of target total direct compensation levels begin with management’s identification of the responsibilities, leadership competencies, technical skills and experience required for the executive position. With the key elements identified, the Committee employs a process that includes reference to two different peer groups. As described further below, one peer group was approved by the Committee for purposes of comparing target total direct compensation levels for executives. The second comparator group was approved by the Committee specifically for use in connection with Del Monte’s performance accelerated restricted stock unit (PARS) and performance share unit awards, which provide for accelerated vesting of PARS and vesting or forfeiture of performance share awards based on the achievement of Relative Total Shareholder Return (RTSR) targets. Our RTSR comparator companies are discussed in more detail below under the heading “How were the amounts of fiscal 2008 long-term incentive awards determined?”

In order to provide competitive leadership for business performance as we compete for customer programs and mindshare, we believe that the caliber of our executives must compare favorably to executives at other companies sharing our competitive customer base, even if those companies are larger or in a different category than us. Accordingly, we look to those same companies as our competition for executive talent. Consequently, our compensation objectives seek to provide a target total direct compensation package for our named executive officers that is competitive and consistent with those provided by (1) major branded food and consumer products companies that are similar in size to Del Monte and require comparable leadership competencies, skills, and experiences, and (2) other organizations that operate in the global and regional markets in which we compete for executive talent.

Working with Hewitt Associates, the Committee has approved a peer group of publicly-traded and privately-held companies for such comparison purposes. The Committee reviews the peer group annually, making adjustments as it deems appropriate. In March 2007, upon consultation with Hewitt Associates, the Committee adjusted the composition of the fiscal 2008 compensation peer group from 17 to 19 companies. The adjustment included the elimination of Dean Foods from the peer group because it no longer fit the Committee’s comparator criteria of being similar in revenue size or having an operations focus on products that are similar to Del Monte’s products. In addition, the Committee approved the addition of three new companies – J.M. Smucker Company, Church & Dwight Co., Inc., and Dole Food Company, Inc., for a total of 19 fiscal 2008 peer group companies. The Committee believed that these three additions helped balance the larger companies in the peer group, due to their relatively smaller operating size and scope. Furthermore, the Committee believed the additions provided a stronger national brand consumer product focus in the peer group, more aligned with Del Monte’s brand strategy. With these adjustments, in fiscal 2008, the peer group for purposes of target total direct compensation was comprised of the following companies:

• Black & Decker Corporation	• Fortune Brands, Inc.	• Levi Strauss & Co.
• Campbell Soup Company	• General Mills, Inc.	• McCormick & Company, Inc.
• Chiquita Brands, Inc.	• H.J. Heinz Company	• Molson Coors Brewing Company
• Church & Dwight Co., Inc.	• Hershey Foods Corporation	• Williams-Sonoma, Inc.
• Clorox Company	• Hormel Foods Corporation	• WM Wrigley Jr. Company
• Corn Products International	• J.M. Smucker Company
• Dole Food Company, Inc.	• Kellogg Company

The Committee implements this peer group analysis based, in part, on the competitive data, analysis and advice supplied by Hewitt Associates. If no comparable position is identified in the peer group, the Committee may look to other publicly available data or survey data provided by Hewitt Associates, as well as internal comparisons to other executives, to determine an appropriate competitive compensation level. For example, a Del Monte executive position may be mapped to a general industry position with similar impact, scope and rank in the corporate hierarchy. In general, the total direct compensation of our named executive officers falls slightly below the median of this peer group.

Individual and Corporate Performance Assessment. The Committee also considers an executive officer’s individual performance, experience and contribution to overall corporate success in adjusting base salaries and establishing incentive compensation. As part of the individual performance assessment, the Committee reviews and may consider the prior year’s base salary adjustment, if any, for each executive. The Committee reviews tally sheets which detail the value, earnings and accumulated potential payout of each element of the executive’s compensation, including equity awards. Each tally sheet also summarizes retirement benefits and quantifies the benefits we are required to provide under various employment termination scenarios, including termination upon change of control. The tally sheets help the Committee to track changes in an executive officer’s total direct compensation from year-to-year and to remain aware of the compensation historically paid to each executive officer. Company performance, while considered in adjusting base salaries and granting equity awards, is more specifically reflected in annual incentive award determinations as described in more detail below in the discussion under “How were the fiscal 2008 cash annual incentive awards determined?”

What percentage of a named executive officer’s target total direct compensation is at-risk?

In fiscal 2008, the percentage of target total direct compensation allocated to “at-risk” compensation (in the form of targeted annual and long-term incentive awards) for our named executive officers was as follows:

• CEO	81%

• COO	69%

• CFO	68%

• EVP, Sales	66%

• SVP, Supply Chain Operations	61%

The Committee does not apply specific targeted allocations between cash and stock-based compensation or between short-term and long-term compensation when setting each year’s direct compensation package. However, the at-risk allocations approved for fiscal 2008 reflect the Company’s intention that a majority of the total direct compensation of Del Monte’s executives should be tied to the Company’s performance and that at-risk allocation should increase based on compensation and grade level.

What are the roles of the Compensation Committee, compensation consultant and management in determining executive compensation?

Executive compensation is set by the Compensation Committee, with support provided by its compensation consultant Hewitt Associates, the CEO and other members of management. In fiscal 2008, both Hewitt Associates and the CEO attended portions of all the regularly scheduled Committee meetings. The processes of the peer group analysis and performance assessments described above are used to evaluate the compensation of our executive officers. Generally, this process begins with management’s (including the CEO’s) identification of the responsibilities, leadership competencies, technical skills and experience required for each executive officer position. Any changes made to these executive position descriptions are discussed with and approved by the Committee. Hewitt Associates then compiles the peer group comparator data and market survey data relevant to the executive position descriptions provided by management and submits it to the Committee for its consideration, typically at its regularly scheduled September Committee meeting. The Committee determines base salary and target levels of annual and long-term incentive awards for each of the named executive officers after considering the peer group data and other factors as discussed further below in “Components of Executive Compensation.” In connection with the Committee’s determination, the CEO may provide the Committee with his insights regarding these other factors that may impact base salary, annual incentive and long-term incentive targets for executive officers. However, the CEO’s base salary and incentive compensation are determined during an executive session where only the Committee members and Hewitt Associates are present. The CEO’s annual base salary and target annual and long-term incentive awards are further subject to review and approval by the independent members of the Board of Directors.

Specifically, with regard to annual incentive compensation, each year the Committee also approves individual objectives for each executive officer, which impact the amount of the executive’s annual incentive compensation. The CEO is significantly involved in establishing and evaluating the individual objectives approved by the Committee for the executive officers under the Annual Incentive Plan (AIP). As part of this process, the CEO submits to the Committee proposed individual performance objectives for each of the Company’s executive officers, including the named executive officers, which are reviewed and approved by the Committee. At the end of the fiscal year, the CEO provides his evaluation of each executive officer’s performance against their individual objectives for the Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the AIP.

Components of Executive Compensation

What are the key elements of Del Monte’s executive compensation program?

For fiscal 2008, named executive officer compensation consisted principally of the elements identified in the following chart in addition to the health, welfare and retirement plans and programs generally available to all salaried employees:

Compensation Element	Objectives	Key Features
Base Salaries	• Provide a minimum, fixed-level of cash compensation upon which executives can rely.
• Targeted to the median of the base salaries of the peer group.

• Individual adjustments may be above or below the peer group median to reflect the individual competencies, skills, experience and sustained performance of the executive holding this position.

Compensation Element	Objectives	Key Features
Performance-Based, Cash Annual Incentive Plan (AIP) Awards
• Link annual corporate and business priorities with individual and group performance goals.

• Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

• Reward individual performance.

• Provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

• Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, if corporate and individual objectives are attained.

• Target percentages of base salary are targeted at the median of the annual incentive opportunities of the peer group.

• Corporate performance objectives are based on measurable financial metrics (i.e., Adjusted EPS, Cash Flow and Net Sales).

• Individual objectives are designed to reward an executive’s execution against critical business priorities, and may include both financial and non-financial objectives.

Long-Term Equity Incentive Awards
• Align the interests of management with those of our stockholders.

• Retain the services of our executive team.

• Reward achievement of our strategic objectives.

• Facilitate and encourage ownership of Del Monte common stock.

• Long-term incentives are provided by annual grants of three types of equity awards under the Del Monte Foods Company 2002 Stock Incentive Plan. The targeted value mix of these three types of awards in fiscal 2008 was: 50% stock options, 20% performance accelerated restricted stock units (PARS), and 30% performance share units.

• Target value is intended to provide compensation above the market median (50th-75th percentile) of the long-term incentive values of the peer group, reflecting Del Monte’s compensation philosophy’s emphasis on at-risk compensation.

Perquisites – Cash Allowance
• Eliminate in-kind perquisites.

• Provide a limited cash allowance to executives to compensate for certain in-kind perquisites provided by peer companies and for certain in-kind perquisites eliminated by Del Monte.

• Certain limited in-kind perquisites continue.

• Cash perquisite allowances are excluded from an executive’s fiscal year earnings when calculating annual incentive awards or other benefits.

• Perquisites are intended to be a limited component of Del Monte’s overall compensation package.

Compensation Element	Objectives	Key Features
Retirement Benefits
• Offer competitive retirement income for executive officers in order to retain and attract experienced executive talent.

• Supplement benefits provided under our qualified retirement plan, so that each executive officer receives the full benefit commitment that Del Monte intended.

• Provide executives with a value of retirement benefits closer to the Company’s total compensation philosophy of paying at the 50th percentile among the peer group.

• Additional Benefits Plan provides executive officers with benefits that may not be provided under our qualified pension plan or 401(k) plan because of the limits on compensation and benefits imposed by the Internal Revenue Code.

• SERP provides a defined retirement benefit for executives based on a multiple of the executive’s final average compensation, less the amount of any other accrued pension benefits.

• Generally, SERP benefits vest after a minimum of 5 years of service and attainment of age 55.

Deferred Compensation Benefits	• Reinforce our compensation principle of encouraging and facilitating stock ownership and aligning the long-term interests of executives with stockholders.
• AIP Deferred Compensation Plan allows executives, as selected by the CEO, to defer from 5% to 100% of the amount of executive’s Annual Incentive Plan (AIP) payment.

• Del Monte matches 25% of the amount deferred, which vests in equal installments over three years.

• Deferred amount and the matching contribution are converted to Del Monte deferred stock units, with final payment in shares of Del Monte stock.

Termination and Change-of-Control Benefits
• Retain the services of our executive team through competitive total compensation packages.

• Avoid the disruption of business associated with even groundless litigation or change of control uncertainty.

• Ease transition of service for executives impacted by change of control.

• Severance benefits paid pursuant to a named executive officer’s Employment Agreement or, if none, Del Monte’s Executive Severance Plan.

• Cash lump sum payment equal to a multiple of base pay, target AIP and, for certain executives, perquisite allowance based on executive’s level in the Company.

• Pro-rata AIP payment for year of termination.

• Continuation of health benefits for period of severance.

• Pro-rata vesting of equity awards.

How were the fiscal 2008 base salaries determined?

As described above, in September 2007, base salaries for three of our named executive officers – our CEO, CFO and Senior Vice President, Supply Chain Operations – were compared to the median salaries, by position, of our peer group. Based on information provided by Hewitt and management, the Committee determined that data for an operations officer position with the scope of responsibilities of Del Monte’s Executive Vice President, Operations (EVP, Operations) was not available from Del Monte’s compensation peer group companies. Accordingly, the Committee considered survey data from Del Monte’s peer group companies’ top five proxy officers who were ranked in the third and fourth position and the EVP, Operations’ overall impact on the Del Monte organization. Similarly, Del Monte’s Executive Vice President, Sales (EVP, Sales) position was determined by the Committee to have a unique combination of functional scope and high level executive impact on Del Monte’s broader corporate strategy, as compared to the top sales positions identified in Del Monte’s compensation peer group companies (which typically report at the group or division level and not the entire company). Therefore, the Committee targeted the EVP, Sales compensation to the fifth highest compensated proxy position from Del Monte’s compensation peer group.

Pursuant to this process, with the assistance of its compensation consultant, the Committee reviewed all elements of direct pay for the Company’s named executive officers and approved salary increases for all five named executive officers in fiscal 2008. Consistent with general market increases and maintaining our desired position within our peer group, in September 2007 the following increases in base salary were approved:

• CEO	4.9%

• CFO	4.1%

• EVP, Operations (now, COO)	5.0%

• EVP, Sales	4.6%

• SVP, Supply Chain Operations	5.1%

In January 2008, upon the recommendation of the CEO, the Board of Directors approved the promotion of Nils Lommerin from EVP, Operations to Chief Operating Officer (COO). At that time, the Compensation Committee re-evaluated Mr. Lommerin’s compensation package, including his base salary. The Committee determined that sufficient peer group data for a chief operating officer position with the scope of responsibilities of Del Monte’s COO (which now included marketing functions) was not available from Del Monte’s compensation peer group companies. Accordingly, the Committee considered survey data from Del Monte’s peer group companies top five proxy officers who were ranked in the second position, Hewitt Associate’s annual general industry database composed of 21 companies with chief operating officer title matches reporting $2 to $6 billion in revenues, and Mr. Lommerin’s overall impact on the Del Monte organization to determine an appropriate compensation package for the COO. In light of these factors, effective January 2008, the Compensation Committee approved a 17% increase in Mr. Lommerin’s base salary. This increase in Mr. Lommerin’s base salary (together with an increase in his Annual Incentive Plan (AIP) target award described below) now ranks the COO as the second highest paid executive officer at Del Monte in terms of base salary and target AIP award.

How were the fiscal 2008 cash annual incentive awards determined?

Under the Del Monte Foods Company Annual Incentive Plan (AIP), management employees, including the named executive officers, may earn cash incentive payments based on a fixed target percentage of base salary during the fiscal year, if corporate and individual performance objectives for the fiscal year are attained. The target percentage of any executive’s base pay increases with one’s scope of responsibility. The Committee may also give consideration to competitive pay opportunities and performance expectations in setting target award percentages. The Committee approves the corporate and individual performance objectives and related targets within the first quarter of each fiscal year. The Committee bases the targets for the corporate performance objectives on the annual operating plan, which is typically reviewed prior to the beginning of the fiscal year and is approved by our Board of Directors. For fiscal 2008, the Committee chose adjusted EPS, cash flow and net sales as the AIP corporate objectives because it believes that these metrics are critical to Del Monte’s overall corporate and operational performance, reinforce management focus on the annual business plan and, together, drive long-term stockholder value creation. Consistent with its compensation principles, the Committee weights corporate objectives increasingly higher than individual objectives for more senior executives. In fiscal 2008, at its regularly scheduled June 2007 meeting, the Committee reviewed the relative weighting of the AIP corporate and individual performance objectives and adjusted the weights for all employees, increasing the impact of the corporate objectives. At this time, the Committee also reviewed the target award percentages for the named executive officers and determined that no changes from fiscal 2007 were warranted. However, in January 2008, in conjunction with Mr. Lommerin’s promotion to COO, the Committee approved an AIP target percentage of base salary increase for Mr. Lommerin from 70% to 80%.

The following table shows each named executive officers’ fiscal 2008 target award, which is expressed as a percentage of his base salary. The target award is the projected amount the executive would receive for scores of 100% for each of the corporate performance objectives plus achieving a score of 100% for his individual objectives. The table also includes the revised relative weighting of each objective as a percentage of the total award.

Target Annual Incentive Award Percentages and Relative Weight of Objectives.

	Target
	Award as a				Individual
	Percentage of	Corporate Performance Objectives			Objectives
Name	Base Salary (1)	Adjusted EPS (2)	Cash Flow (3)	Net Sales

Richard G. Wolford	110.0%	51.0%	25.5%	8.5%	15.0%

David L. Meyers	70.0%	51.0%	25.5%	8.5%	15.0%

Nils Lommerin	70.0/80.0%	51.0%	25.5%	8.5%	15.0%

Timothy A. Cole	70.0%	51.0%	25.5%	8.5%	15.0%

			85.0%		15.0%	100.0%

David W. Allen	62.5%	42.0%	21.0%	7.0%	30.0%

			70.0%		30.0%	100.0%

(1)	For purposes of calculating AIP awards, base salary is an executive’s total fiscal year earnings, which includes the base salary earned by the executive during Del Monte’s fiscal year. This excludes annual incentive awards, perquisites, special awards, and other non-base salary compensation. Due to Mr. Lommerin’s January 2008 promotion and related increase in target award percentage of base salary, Mr. Lommerin’s fiscal 2008 AIP payment was calculated using the 70% rate for the first 8 months of fiscal 2008 and the 80% rate for the last 4 months of fiscal 2008.

(2)	Adjusted EPS is a non-GAAP financial measure and in fiscal 2008 represents Del Monte’s GAAP EPS from continuing operations, adjusted to add back (to the extent deducted from GAAP EPS) expenses related to Del Monte’s transformation plan. Information regarding Del Monte’s transformation plan is included in “Management’s Discussion and Analysis” in Del Monte’s Annual Report on Form 10-K for fiscal 2008.

(3)	Cash flow is cash provided by operating activities less cash used in investing activities.

Fiscal 2008 Performance against Corporate and Individual Objectives. Although target award amounts generally are intended to provide compensation at the median of the compensation peer group, actual payouts in fiscal 2008, described below, varied depending upon the extent to which corporate and individual objective targets were achieved and an executive’s unique contributions, if any.

Corporate Objective Scores — When setting corporate objective targets the Committee also established threshold and maximum achievement levels, creating a performance range for each component of the corporate objective portion of the Annual Incentive Plan (AIP) as identified in the graphs below. In 2008, the Committee approved the performance range for adjusted EPS and adjusted cash flow at 85% to 115% of target. The performance range for net sales was approved at 96% to 104% of target. Actual performance below the threshold results in no payout for that particular objective. Additionally, the Company’s final adjusted EPS must meet or exceed the adjusted EPS threshold for any payment to be made with respect to the net sales target, regardless of whether or not the net sales threshold was achieved. Further, if none of the corporate objective thresholds is achieved, no AIP award will be made, regardless of whether or not individual objectives are achieved. Potential scores for the corporate objectives range from 0% to 200% of the target award; provided that pursuant to the terms of the AIP, no individual payment can exceed $2 million. Overall, the Committee seeks to establish target corporate objectives that are challenging yet attainable. The fiscal 2008 target corporate objectives were established for compensation purposes only and, as such, the adjusted EPS and net sales targets were intended to be more difficult to achieve than the results expected by the Company as reflected in its published guidance.

In fiscal 2008, each of the adjusted EPS, cash flow and net sales thresholds were met. As scored by the Compensation Committee, adjusted EPS was $0.74 resulting in a score of 50%; cash flow was $206.0 million resulting in a score of 199.27% and net sales was $3,736.9 million resulting in a score of 147.10%. In total, these results culminated in a total corporate performance score exceeding target at 104.49%. The following graphs illustrate the actual scores associated with achieving the fiscal 2008 corporate performance objectives compared to the established threshold, target and maximum goals:

Corporate Objective Scores

Overall, these corporate objective scores reflect a fiscal 2008 in which the Company performed well in the marketplace and achieved strong working capital management, as evidenced by strong net sales growth and strong cash flow, but was negatively impacted by higher costs, as reflected in adjusted EPS performance.

Individual Objective Scores — Like corporate objectives, individual objectives are intended to challenge executives with goals that improve Company performance. On a Company-wide basis, on average, individual objective scores are expected to track closely to performance on our corporate objectives. The named executive officers’ individual objectives included those within their areas of responsibility. Mr. Wolford’s individual objectives included goals related to innovation and growth initiatives, long-range plan and annual operating plan strategic modeling, succession planning and investor relations. Mr. Meyers’ individual objectives included goals related to capital restructuring, development of fiscal 2011 long-range strategic and financial forecast, transformation, revenue and cost improvements and investor relations. Mr. Lommerin’s individual objectives included goals related to cost reductions in the form of budgeted savings throughout the Operations and Supply Chain function, vendor certification, improved lot tracking processes, and global sourcing strategies. Mr. Cole’s individual objectives included goals related to sales volume, in-market execution, customer development, sales organization development and implementing the sales long-range plan. Mr. Allen’s individual objectives included goals related to cost reductions in the form of budgeted savings in the Supply Chain function, delivery against safety targets, improved lot tracking processes and global sourcing strategies.

In June 2008, with input from the CEO, the Committee assessed the named executive officers’ fiscal 2008 individual performance against their individual objectives. Potential scores for achievement of individual objectives range from 0% to 200%, with a minimum score of 75% required for the executive to receive any award. The Committee determined that all the named executive officers exceeded their individual performance objectives. As scored by the Compensation Committee, the CEO’s individual objective score was 106.09%; the CFO’s was 112.50%; the COO’s was 123.00%; the EVP, Sales’ was 128.00%; and the SVP, Supply Chain Operations’ was 130.00%.

What were the fiscal 2008 AIP Payments for the named executive officers?

The Compensation Committee determined the payout of awards under the Annual Incentive Plan with respect to fiscal 2008. Based on weighting of the corporate and individual objective scores, the named executive officers received overall AIP scores and awards for fiscal 2008 as set forth below:

	Overall	Target	Actual
	Annual	Award as a	Award as a
	Incentive	Percentage of	Percentage of
Name	Plan Score	Base Salary	Base Salary

Richard G. Wolford	104.73%	110.00%	115.20%

David L. Meyers	105.69%	70.00%	73.98%

Nils Lommerin	107.27%	70.00/80.00%	79.11%

Timothy A. Cole	108.02%	70.00%	75.61%

David W. Allen	112.14%	62.50%	70.09%

The dollar amounts of the actual AIP awards to the named executive officers for fiscal 2008 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

How were the fiscal 2008 amounts of long-term incentive awards determined?

After a review of competitive long-term incentive market practice trends, the Committee determined that equity awards for the named executive officers would be split between stock options, performance accelerated restricted stock units (PARS), and performance share units. The Committee believes that this equity mix, with a total value intended to provide long-term incentive award compensation above the market median (50th to 75th percentile), serves to further align the goals of management with those of our stockholders and reinforce the principles of pay for performance. In determining the grant size of the Company’s option, PARS and performance share unit awards, the Committee also considered each named executive officer’s level of responsibility and individual performance, impact, potential, and existing awards, in addition to long-term incentives available at our peer companies. In fiscal 2008, each of the named executive officers received an equity grant of options, PARS and performance share unit awards sized to reflect the above factors. Equity grants for the named executive officers in fiscal 2008 are listed in the table under “Fiscal 2008 Grants of Plan-Based Awards.” The expenses recognized in fiscal 2008 for financial reporting purposes in connection with these and prior years’ awards are reported in the Summary Compensation Table.

The Compensation Committee did not make any changes in fiscal 2008 to the structure of our option grants, which continue to provide four-year vesting in equal annual installments and have ten-year terms. Likewise our PARS grants continue to provide for five-year cliff vesting with an opportunity to accelerate vesting at the end of the fiscal year of the third or fourth anniversary of the date of grant upon the achievement of established total shareholder return targets. However, the Committee did approve changes to the performance metric and vesting structure for the Company’s fiscal 2008 performance share unit awards. In fiscal years 2005, 2006 and 2007, the

Compensation Committee approved performance share unit grants based on return on invested capital (ROIC) financial targets that vest or forfeit over a five-year performance period – with 25% vesting or forfeited in year three, 25% vesting or forfeited in year four, and 50% vesting or forfeited in year five. In fiscal 2008, the Compensation Committee changed the performance metric for performance share unit grants from ROIC to a metric based on relative total shareholder return. The fiscal 2008 performance share unit awards provide cliff vesting or forfeiture upon the filing of the Company’s annual report on Form 10-K for fiscal 2011, depending on Del Monte’s achievement over the three-year performance period of fiscal 2009 through fiscal 2011 of pre-established relative total shareholder return (RTSR) targets. Such vesting is as follows:

•	150% of target award vests if RTSR for the three-year period of fiscal 2009 through fiscal 2011 is equal to or greater than the 75th percentile of RTSR comparator group.

•	125% of target award vests if RTSR is equal to or greater than 68.75th but less than the 75th percentile of RTSR comparator group;

•	100% of target award vests if RTSR is equal to or greater than 62.5th but less than the 68.75th percentile of RTSR comparator group;

•	75% of target award vests if RTSR is equal to or greater than 56.5th but less than the 62.5th percentile of RTSR comparator group;

•	50% of target award vests if RSTR is equal to or greater than the 50th but less than the 56.5th percentile of RTSR comparator group; and

•	0% of target award vests if the Company’s RTSR is less than the 50th percentile of RTSR comparator group.

Any portion of the award which does not vest upon the date of the filing of the Company’s annual report on Form 10-K for fiscal 2011 will be forfeited.

The Committee based this change on a number of factors, including:

•	Challenges associated with ROIC modeling and forecasting used to establish ROIC goal setting;

•	Impact on employee incentives of ROIC targets that were not met or are not expected to be met;

•	Consistency with the current PARS performance measure methodology;

•	Prevalence of RTSR as a performance metric and use of a three-year performance period for long-term equity compensation among Del Monte’s peers and the general industry; and

•	All-inclusive nature of RTSR as a performance metric, reflecting both ROIC and Del Monte’s relative performance versus its peers.

Currently, we measure the possible acceleration of our PARS and the achievement of RTSR targets in connection with our performance share units against a group of twenty comparable companies in our business sector, which are the packaged food and agribusiness companies covered by Merrill Lynch. We refer to these twenty companies as our RTSR comparator group or as the RTSR comparator companies. The Committee established a RTSR comparator group that is different than the peer group used for comparing compensation because it believes that the RTSR comparator group will provide a more consistent and reasonable representation for comparison of relative stock price performance over a defined period of time. The RTSR comparator group companies have more comparable business characteristics and, generally, are affected by similar macro-economic and industry factors that influence stock price performance. In contrast, the compensation peer group generally includes branded consumer product companies within a reasonable size range that are intended to provide an acceptable comparison for market pay practices and to represent the type of company to or from which our executive talent may be sourced, including companies which have a customer base similar to Del Monte. Our RTSR comparator companies, nine of which are also included in our compensation peer group, are listed below:

• Archer Daniels Midland Company	• General Mills, Inc.	• Pilgrim’s Pride Corporation
• Bunge Limited	• H.J. Heinz Company	• Sara Lee Corporation
• Campbell Soup Company	• Hershey Foods Corporation	• Smithfield Foods, Inc.
• ConAgra Foods, Inc.	• Hormel Foods Corporation	• J.M. Smucker Company
• Dean Foods	• Kellogg Company	• Tyson Foods, Inc.
• Fresh Del Monte Produce, Inc.	• Kraft Foods, Inc.	• WM Wrigley Jr. Company
• Flowers Foods, Inc.	• McCormick & Company, Inc.

The Committee determines whether RTSR performance targets are achieved as of the relevant measurement date.

Performance share units were first granted in fiscal 2005. None have vested yet. Furthermore, Del Monte no longer records expense in connection with any of the ROIC-based performance share unit awards because it has concluded that the various ROIC targets are unlikely to be achieved.

What is Del Monte’s process regarding the timing of stock option grants?

The Committee generally grants stock options to current executive officers and key employees annually at the time of the Annual Meeting of Stockholders. The exercise price of all options is the fair market value of our common stock on the grant date, determined in accordance with our equity incentive plan to be the average of the high and low prices of our common stock on the New York Stock Exchange on such date. In addition to the annual long-term incentive awards, the Committee typically awards “new hire” option grants to executive officers. The Committee typically grants options to newly-hired executive officers effective concurrent with their start date, with the exercise price determined in the same manner. For administrative purposes, the Committee may approve a new-hire grant in advance of the anticipated start date that is effective on the new executive’s start date. In fiscal 2008, there were no “new hire” grants made to any named executive officer. Option grants to newly-hired vice presidents and key employees who are not executive officers generally occur on the first day of the fiscal quarter subsequent to their start dates. Our CEO approves these grants pursuant to authority delegated by the Committee within specified guidelines. The Committee and the CEO have not granted options which are priced on a date other than the grant date. Option grants are made on the above-described schedule without regard to announcements or anticipated announcements of corporate events or any other material non-public information. The Committee believes that these practices for granting options provide for regular, predictable periods of option grants and are consistent with its compensation philosophy and principles.

How were fiscal 2008 perquisite awards determined?

Del Monte’s perquisite cash allowance plan for executive officers was established in fiscal 2005 with specific annual, cash allowance tiers based on an executive’s level in the Company. The Committee continues to administer the perquisite plan pursuant to the allowance tiers established in 2005. Accordingly, in fiscal 2008, the named executive officers received annual cash perquisite allowances in the following amounts:

•	CEO	$42,000

•	COO/CFO/EVP	36,000

•	SVP	30,000

In July 2008, in light of Mr. Lommerin’s COO appointment, the Committee reviewed the tier levels of the perquisite plan and determined that no change to Mr. Lommerin’s cash perquisite allowance, or any other named executive officer’s allowance, was warranted.

In addition to the cash allowances described above, the Company provides supplemental group health care benefits to the CEO and CFO and their covered dependents through its Executive Medical Reimbursement Plan (EMRP). The EMRP originally was implemented by a predecessor parent company for key executives. In fiscal 2008, the payments by the Company associated with the EMRP benefit amounted to $45,360 and are reflected in the Summary Compensation Table as All Other Compensation.

Why does Del Monte provide supplemental retirement and deferred compensation benefits to its executives?

In addition to qualified plan retirement benefits, executive officers also are eligible to participate in nonqualified excess and supplemental executive retirement programs, as well as deferred compensation plans – specifically, the Additional Benefits Plan, Supplemental Executive Retirement Plan (SERP) and AIP Deferred Compensation Plan. As described above in “Components of Executive Compensation,” these executive retirement benefits, taken together, are intended to be competitive. In order to attract and retain employees, the Compensation Committee believes it is important to provide employees with some level of income replacement during retirement. The Committee further believes the AIP Deferred Compensation Plan, which allows executives to defer all or part of their Annual Incentive Plan (AIP) award, converts such deferred amounts into deferred stock units and provides for a 25% Company match (subject to a three-year vesting schedule) also in the form of deferred stock units, reinforces our compensation principle of encouraging and facilitating stock ownership and aligning the long-term interests of executives with stockholders. In adopting benefits, the Committee determined that it would provide executives with a value of benefits closer to its total compensation philosophy of paying at the 50th percentile among our peer group. The Committee further believes that such supplemental retirement benefits are a necessary incentive to retain and attract experienced executive talent.

The Additional Benefits Plan is discussed in detail under “Fiscal 2008 Pension Benefits – Narrative Discussion of Fiscal 2008 Pension Benefits” and “Fiscal 2008 Nonqualified Deferred Compensation – Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation.” The SERP is discussed further under “Fiscal 2008 Pension Benefits – Narrative Discussion of Fiscal 2008 Pension Benefits – Del Monte Corporation Supplemental Executive Retirement Plan.” The AIP Deferred Compensation Plan is discussed further under “Fiscal 2008 Nonqualified Deferred Compensation – Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation.”

How are severance and change-of-control benefits for executives determined?

As described more fully in “Potential Payments upon Employment Termination and Change-of-Control Events,” our named executive officers are entitled to certain benefits in the event of an employment termination or change in control of the Company pursuant to the terms of their respective employment agreements or the Executive Severance Plan. The severance benefits offered to our named executive officers serve our overall compensation objectives by providing a total competitive compensation package that assists in recruiting and retaining executive officers. Likewise, our change-of-control benefits will align executive efforts and stockholder interests by retaining key executives as needed during any transition period.

Del Monte currently has employment agreements with nine executive officers, including four of the named executive officers, that define elements of their compensation, severance and change-of-control benefits. The terms of these agreements vary depending upon when the named executive officer was hired. Currently it is our policy not to enter into employment agreements with newly-hired or promoted executive officers and to only provide severance benefits as set forth in our Executive Severance Plan. Accordingly, Mr. Allen, who joined Del Monte in June 2006, does not have an employment agreement.

Other Executive Compensation Matters

Are executives subject to any stock ownership guidelines?

Yes. Consistent with Del Monte’s commitment to aligning the interests of its executives and stockholders, the Compensation Committee maintains stock ownership guidelines for executive officers. Pursuant to these guidelines, executives are encouraged, within five years of adoption of the guidelines or their subsequent date of hire or promotion to an executive position, to own shares of Del Monte common stock generally equal in value to a multiple of their annual base salary depending on such executive’s level in the Company. In light of Mr. Lommerin’s promotion to COO, the Committee reviewed the guidelines in July 2008 and increased Mr. Lommerin’s ownership target based on his promotion and increased responsibilities. The executive officer stock ownership guidelines, as applicable to the named executive officers, are as follows:

•	CEO Five times annual base salary in effect on July 1, 2004

•	CFO Three times annual base salary in effect on July 1, 2004

•	COO Three times annual base salary in effect on January 1, 2008

•	EVP, Sales	One times annual base salary in effect on September 6, 2004

•	SVP, Operations and Supply Chain (formerly, SVP Supply Chain Operations)	One times annual base salary in effect on June 5, 2006

The target compliance dates for the named executive officers will occur in 2009, 2011, and 2013. These guidelines also encourage executives to hold shares acquired upon exercise of stock options or vesting of restricted stock units, equal to the profit (net of taxes), for one year after such exercise or vesting. The Compensation Committee may in the future consider an executive’s achievement of the guideline stock ownership targets in its award of further equity grants.

What is Del Monte’s policy on “clawback” or recovery of compensation?

Del Monte does not have a specific policy for requiring the recovery of incentive awards. Del Monte is subject to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 which may be enforced by the Securities and Exchange Commission. Section 304 provides that if a company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO of the company shall reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received by that person from the company during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the company during that 12-month period.

The Compensation Committee is currently considering various proposals regarding the possible adoption of a clawback policy at Del Monte.

What is Del Monte’s policy on Internal Revenue Code Section 162(m)?

The Company’s ability to deduct compensation it pays to each named executive officer is generally limited, under Section 162(m) of the Internal Revenue Code, to $1 million annually. However, compensation above $1 million may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” The Annual Incentive Plan (AIP) was approved by stockholders in September 2003 and awards under the AIP generally satisfy the requirements to be classified as “performance-based” compensation. The AIP, as approved by stockholders, also provides the Compensation Committee with the flexibility to establish individual objectives that, while specific and important to Company performance, may not qualify as performance-based for purposes of Section 162(m). Additionally, as noted above, the AIP permits the Committee to consider unique contributions, which by their nature also do not qualify as performance based for purposes of Section 162(m). Accordingly, for fiscal 2008, the portion of the AIP payment relating to individual objectives generally does not qualify as performance-based compensation under Section 162(m) in light of the individual objectives established and the manner in which unique contributions could impact the individual objectives achievement score and therefore the award. Stock options and certain other awards, such as the performance shares granted in fiscal 2008, generally qualify as performance-based compensation. While the performance accelerated restricted stock (PARS) unit grants have a performance element, they generally do not qualify as performance-based compensation under Section 162(m).

The Committee’s policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction relating to such compensation. Accordingly, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if the Committee believes that they are in the Company’s best interests.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in this proxy statement with the management of Del Monte. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such

Compensation Discussion and Analysis be included in this proxy statement and in Del Monte’s Annual Report on Form 10-K for the fiscal year ended April 27, 2008.

The Compensation Committee

Samuel H. Armacost, Chairman
Terence D. Martin
David R. Williams

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth compensation paid by Del Monte for the fiscal years indicated to:

•	the individual who served as its Chief Executive Officer throughout fiscal 2008;

•	the individual who served as its Chief Financial Officer throughout fiscal 2008; and

•	each of the three other most highly compensated executive officers of Del Monte as of the end of fiscal 2008.

These five individuals are collectively referred to as the “named executive officers.”

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position (1)	Year	($)	($) (4)	($) (5)	($)	($)	($) (6)	Total ($)

Richard G. Wolford	2008	$1,105,333	$7,632	$2,743,061	$1,225,000	$739,962	$62,067	$5,883,055
Chairman of the Board, President	2007	1,058,667	1,164,770	3,390,118	1,300,000	475,253	52,273	7,441,081
and Chief Executive Officer (2)
David L. Meyers	2008	536,333	(2,444)	635,015	370,170	322,135	39,110	1,900,319
Executive Vice President,	2007	516,667	250,954	913,351	383,183	242,188	31,623	2,337,966
Administration and Chief Financial Officer
Nils Lommerin	2008	538,667	34,563	573,667	397,640	37,347	16,442	1,598,326
Chief Operating Officer	2007	490,000	251,364	689,113	365,102	55,797	14,944	1,866,320
Timothy A. Cole	2008	458,667	(14,163)	318,817	319,587	67,731	15,045	1,165,684
Executive Vice President, Sales	2007	434,333	127,072	234,432	315,282	61,514	14,458	1,187,091
David W. Allen	2008	394,000	8,617	462,651	255,127	69,665	9,730	1,199,790
Senior Vice President, Supply	2007	347,685	26,572	366,489	237,852	–	915	979,513
Chain Operations (3)

(1)	Reflects principal positions held as of April 27, 2008. Mr. Allen was appointed Senior Vice President, Operations and Supply Chain in June 2008.

(2)	Mr. Wolford serves both as an executive officer of Del Monte (as President and Chief Executive Officer) and as the Chairman of our Board of Directors. He does not receive any incremental compensation for his service as a director of Del Monte.

(3)	Mr. Allen joined Del Monte as its Senior Vice President, Supply Chain Operations on June 5, 2006 and was appointed Senior Vice President, Operations and Supply Chain in June 2008.

(4)	For all stock awards (other than the relative total shareholder return (RTSR) based performance share units), Del Monte calculates the fair value of such stock awards under FAS 123R by multiplying the average of the high and low prices of Del Monte’s common stock on the date of grant by the number of shares subject to such stock award. Del Monte assumes zero anticipated forfeitures in connection with valuing such stock awards for purposes of FAS 123R. For the relative total shareholder return (RTSR) based performance share units, Del Monte follows a similar valuation method based on a model which considered the estimated probabilities of possible outcomes, but assumes vesting at threshold and forfeiture of the remainder. In addition, for stock awards that are not credited with dividends during the vesting period (such as performance accelerated restricted stock units (PARS) and performance share units), Del Monte reduces the value of the stock award by the present value of the expected dividend stream during the vesting period using the risk-free interest rate in accordance with FAS 123R. Accordingly, to the extent holders of stock awards are entitled to dividends during the vesting period, dividends are factored into the FAS 123R fair value of the stock awards.

In fiscal 2008, Del Monte reversed expense previously recognized in connection with the fiscal 2006 and fiscal 2007 performance share unit grants, which impacted the amounts reported as Stock Awards for fiscal 2008.

For a discussion of such reversal and its impact on amounts reported in the Summary Compensation Table, see “Narrative Discussion of Summary Compensation Table – Stock Awards – Reversal of Expense” below. For a discussion of forfeitures during fiscal 2008, see “Narrative Discussion of Summary Compensation Table – Stock Awards – Forfeitures” below.

(5)	The amounts reported as Option Awards reflect the dollar amounts recognized for financial reporting purposes in accordance with FAS 123R for fiscal year 2008 but without giving effect to anticipated forfeitures, and may include amounts relating to awards made in prior years.

The table below presents the material stock option valuation assumptions for options granted on the dates indicated. Option grants on such dates represent all options granted to the named executive officers with respect to which Del Monte incurred expense under FAS 123R in fiscal 2008 and 2007.

Fiscal Year				Risk-free	Expected
Impacted by		Dividend	Expected	interest	Life
Grant	Grant Date	Yield	Volatility	rate	(in years)

FY 07	9/12/2002	0%	36.4%	3.5%	7.0
FY 07	10/7/2002	0%	37.1%	3.3%	7.0
FY 07	3/12/2003	0%	36.4%	3.5%	7.0
FY 07	4/8/2003	0%	36.4%	3.5%	7.0
FY 07 & FY 08	9/12/2003	0%	34.9%	3.7%	7.0
FY 07 & FY 08	9/22/2004	0%	32.0%	3.6%	7.0
FY 07 & FY 08	9/29/2005	0.9%	29.6%	4.2%	7.0
FY 07 & FY 08	6/5/2006	1.4%	31.0%	5.0%	7.0
FY 07 & FY 08	9/21/2006	1.4%	30.6%	4.6%	7.0
FY 08	9/27/2007	1.4%	26.4%	4.4%	7.0

For additional information regarding our calculation of the FAS 123R grant date fair value of options granted in fiscal 2008, see “Note 9 – Stock Plans” in the Notes to the Consolidated Financial Statements included in Del Monte’s Annual Report on Form 10-K for fiscal 2008.

(6)	For identification and quantification of amounts reported as “All Other Compensation,” see “Narrative Discussion of Summary Compensation Table – All Other Compensation” below.

Narrative Discussion of Summary Compensation Table

Salary

As discussed in “Compensation Discussion and Analysis,” the Compensation Committee generally reviews executive officer salaries in September. Any adjustments made by the Committee at that time are typically implemented effective September 1. Accordingly, for Messrs. Wolford, Meyers, Cole and Allen, salary for fiscal 2008 reflects approximately four months compensation at the salary level established in September 2006 and eight months compensation at the salary level established in September 2007. Mr. Lommerin was appointed Chief Operating Officer in January 2008 and in connection with this appointment received an increase in base salary effective January 1, 2008. Accordingly, for Mr. Lommerin, salary for Fiscal 2008 reflects approximately four months compensation at the salary level established September 2006, four months compensation at the salary level established in 2007, and four months compensation at the salary level established in January 2008.

The amounts reported as salary include cash allowances that were paid in lieu of discontinued in-kind perquisites. In fiscal 2008, the cash allowance for Mr. Wolford was $42,000; the cash allowance for each of Messrs. Meyers, Lommerin and Cole was $42,000; and the cash allowance for Mr. Allen was $30,000. The Company does not consider such cash allowances as eligible salary for purposes of the Del Monte Foods Company Annual Incentive Plan or similar plans.

Stock Awards

Stock Awards include performance accelerated restricted stock units (PARS), performance share units and deferred stock units issued as Company matching payments pursuant to the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan with respect to the deferral of fiscal 2007 or earlier annual incentive award payments, in each case to the extent the Company recognized expense during fiscal 2008. Del Monte did not recognize any expense with respect to the Company matching payments relating to the deferral of fiscal 2008 annual incentive award payments until fiscal 2009. See “– Non-Equity Incentive Plan Compensation” below for information regarding these deferred stock units.

In fiscal 2008, Del Monte recognized expense in connection with:

•	PARS granted in fiscal 2004, 2006, 2007 and 2008;

•	performance share units granted in fiscal 2008; and

•	deferred stock units granted in fiscal 2004, 2005, 2007 and 2008.

Although long-term incentive awards are typically granted in September, performance share unit awards in fiscal 2008 were made in April, at the end of the fiscal year, after the Compensation Committee completed its analysis regarding the change to Relative Total Shareholder Return (RTSR) as a performance metric. Because the grant was made at the end of the fiscal year, the amounts reported as Stock Awards for fiscal 2008 include minimal expense in connection with the fiscal 2008 performance share unit awards.

Forfeitures. In fiscal 2008, upon the filing of the Company’s annual report on Form 10-K for fiscal 2007, 25% of the fiscal 2005 performance share unit grant was permanently forfeited because the related fiscal 2007 performance target was not achieved. Del Monte had concluded in fiscal 2006 that the ROIC targets established in connection with the fiscal 2005 performance share unit grants were unlikely to be achieved and, accordingly, in fiscal 2006 stopped recording expense and reversed all prior expense recognized in connection with such award. Consequently, the forfeiture in fiscal 2008 did not impact the Stock Awards amounts reflected in the Summary Compensation Table. The forfeited performance shares units were as follows:

Shares Subject to
Fiscal 2005 Performance
Share Grants Forfeited
Name	in Fiscal 2008

Richard G. Wolford	29,750

David L. Meyers	7,325

Nils Lommerin	6,625

Timothy A. Cole	4,500

David W. Allen	–

Reversal of Expense. During fiscal 2008, Del Monte concluded that the ROIC targets established in connection with the fiscal 2006 and fiscal 2007 performance share unit grants were unlikely to be achieved. Accordingly, Del Monte ceased recording expense and reversed all prior expense recognized in connection with such awards, even though there were no forfeitures during fiscal 2008 relating to such grants. In accordance with SEC instructions, only the reversed amount of the expense incurred in fiscal 2007 and previously reported in the Summary Compensation Table has been reflected as a deduction in calculating the fiscal 2008 Stock Awards amount for the Summary Compensation Table.

	Prior Year FAS123R Expense Reversed in Fiscal 2008
	Relating to Fiscal 2006 and Fiscal 2007 Performance Share Grants
		Not Reflected in Stock
	Reflected in Stock Awards	Awards Amount in
	Amount in Summary	Summary
Name	Compensation Table	Compensation Table	Total

Richard G. Wolford	($657,487)	($250,304)	($907,791)

David L. Meyers	(144,801)	(55,513)	(200,314)

Nils Lommerin	(133,001)	(50,722)	(183,723)

Timothy A. Cole	(86,506)	(29,739)	(116,245)

David W. Allen	(17,961)	–	(17,961)

Option Awards

Due to the standard four-year vesting term of stock option grants, Del Monte recognized expense in fiscal 2008 in connection with options granted in:

•	fiscal 2004;

•	fiscal 2005;

•	fiscal 2006;

•	fiscal 2007; and

•	fiscal 2008.

Non-Equity Incentive Plan Compensation

The amounts reported reflect annual incentive awards earned under the Del Monte Foods Company Annual Incentive Plan, including amounts deferred at the election of the named executive officer pursuant to the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan. For information regarding the Del Monte Foods Company Annual Incentive Plan and amounts earned thereunder by the named executive officers for fiscal 2008, see “Compensation Discussion and Analysis – Components of Executive Compensation – How were the fiscal 2008 cash annual incentive awards determined?” and “– What were the fiscal 2008 AIP Payments for the named executive officers?”

Deferral of Non-Equity Incentive Plan Compensation. The following persons elected to defer all or a portion of their annual incentive awards which were reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2008 or fiscal 2007:

				Deferred Stock
				Units Issued with
				respect to Amount
	Fiscal	% of Award	$ Amount	Deferred by
Name	Year	Deferred	Deferred	Executive (1)

Richard G. Wolford	2008	0%	$–	–
	2007	15%	195,000	15,726
David L. Meyers	2008	100%	370,170	53,571
	2007	0%	–	–
Nils Lommerin	2008	100%	397,640	57,546
	2007	100%	365,102	29,444
Timothy A. Cole	2008	40%	127,835	18,500
	2007	30%	94,585	7,628
David W. Allen	2008	60%	153,076	22,153
	2007	0%	–	–

(1)	Amounts deferred are converted to fully vested deferred stock units based on the average of the high and low prices of Del Monte’s common stock on the date Annual Incentive Plan payments are otherwise made (typically in July, after the completion of Del Monte’s fiscal year). The Annual Incentive Plan payments for fiscal 2008 were made on July 3, 2008 (in fiscal 2009).

Del Monte matches 25% of the amounts deferred, in the form of deferred stock units that vest over three years from issuance. The foregoing table does not include deferred stock units issued on July 3, 2008 (in fiscal 2009) as Company matching payments with respect to the deferral of fiscal 2008 Annual Incentive Plan payments or on July 6, 2007 (in fiscal 2008) as Company matching payments with respect to the deferral of fiscal 2007 Annual Incentive Plan payments.

The deferred stock units issued in fiscal 2009 as Company matching payments with respect to the deferral of fiscal 2008 Annual Incentive Plan payments are as follows:

Deferred Stock Units Issued in
Fiscal 2009
with respect to the
Del Monte 25%
Matching Contribution under
the AIP Deferred
Name	Compensation Plan

David L. Meyers	13,393

Nils Lommerin	14,387

Timothy A. Cole	4,625

David W. Allen	5,539

There was no expense recognized in fiscal 2008 with respect to the above deferred stock units issued as Company matching payments. The expense associated with these deferred stock units will be reported in future proxy statements in the Stock Awards column in the Summary Compensation Table as recognized over the three-year vesting period.

The expense recognized in fiscal 2008 with respect to deferred stock units issued as matching payments with respect to the deferral of fiscal 2007 Annual Incentive Plan payments is reflected in the Stock Awards column in the Summary Compensation Table.

For additional information regarding the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan, see “Fiscal 2008 Nonqualified Deferred Compensation — Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation — Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

There were no above-market or preferential earnings on nonqualified deferred compensation. Accordingly, all amounts reported reflect solely the change in the actuarial pension value under:

•	the Del Monte Corporation Retirement Plan for Salaried Employees;

•	the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan for Salaried Employees; and

•	the Del Monte Corporation Supplemental Executive Retirement Plan.

Generally, the change in actuarial pension value reflects the difference between the actuarial present value of accumulated benefits at the end of fiscal 2008 and at the end of fiscal 2007, based on the applicable measurement date.

For additional information regarding the Del Monte Corporation Retirement Plan for Salaried Employees; the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan for Salaried Employees; and the Del Monte Corporation Supplemental Executive Retirement Plan, see “Fiscal 2008 Pension Benefits.” For information regarding Del Monte’s nonqualified deferred compensation plans, see “Fiscal 2008 Nonqualified Deferred Compensation.”

All Other Compensation

Amounts reported in the Summary Compensation Table as All Other Compensation for fiscal 2008 include the following:

	Employer Contributions to
	Defined Contribution Plans
		Amounts
		Contributed
		under the
		Del Monte
		Corporation
	Company	Additional
	Matching	Benefits Plan
	Contribution	relating to the
	Pursuant to	Del Monte			Perquisites
	the Del Monte	Savings Plan	Term Life	Tax	and Other
	Savings Plan	(the 401(k)	Insurance	Gross-	Personal	Severance
Name	(the 401(k) plan)	plan)	Premiums	Ups (1)	Benefits (2)	Payments

Richard G. Wolford	$6,750	$25,027	$2,549	$1,642	$26,099	$–

David L. Meyers	6,871	8,141	1,417	–	22,680	–

Nils Lommerin	7,669	7,348	1,424	–	–	–

Timothy A. Cole	6,829	5,787	1,197	1,232	–	–

David W. Allen	8,698	–	1,032	–	–	–

(1)	Tax gross-ups were paid in connection with tax obligations associated with travel for the named executive officers’ spouses.

(2)	Reflects the aggregate incremental cost of perquisites and other personal benefits provided to Messrs. Wolford and Meyers paid by Del Monte as follows:

•	$22,680 for each of Messrs. Wolford and Meyers in connection with the Del Monte Corporation Executive Medical Reimbursement Plan; and

•	$3,419 for Mr. Wolford in connection with spousal travel.

Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental cost of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

Fiscal 2008 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other
								Awards:	Option Awards:	Exercise
		Estimated Possible			Estimated Future Payouts			Number	Number of	or Base	Grant Date
		Payouts Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	Fair Value of
		Incentive Plan Awards(1)			Plan Awards			of Stock	Underlying	Option	Stock and
		Threshold	Target	Maximum		Target		or Units	Options	Awards	Option
Name	Grant Date	($) (2)	($) (3)	($) (4)	Threshold (5)	(#) (5)	Maximum (5)	(#)	(#) (8)	($/Sh) (9)	Awards ($)

Richard G. Wolford	7/6/2007							3,932 (6)			$48,757
	9/27/2007							78,300 (7)			752,843
	9/27/2007								609,500	$10.33	2,006,291
	4/25/2008				65,200	130,400	195,600				547,026
		$206,154	$1,169,667	$2,000,000
David L. Meyers	9/27/2007							18,000 (7)			173,067
	9/27/2007								140,000	$10.33	460,838
	4/25/2008				15,000	30,000	45,000				125,850
		61,729	350,233	700,467
Nils Lommerin	7/6/2007							7,361 (6)			91,276
	9/27/2007							19,300 (7)			185,567
	9/27/2007								150,000	$10.33	493,755
	4/25/2008				16,050	32,100	48,150				134,659
		65,336	370,700	741,400
Timothy A. Cole	7/6/2007							1,907 (6)			23,647
	9/27/2007							12,900 (7)			124,032
	9/27/2007								100,000	$10.33	329,170
	4/25/2008				10,700	21,400	32,100				89,773
		52,147	295,867	591,733
David W. Allen	9/27/2007							10,900 (7)			104,802
	9/27/2007								85,000	$10.33	279,795
	4/25/2008				9,050	18,100	27,150				75,929
		63,131	227,500	455,000

(1)	Reflects potential payouts of amounts that could have been earned with respect to fiscal 2008 at threshold, target and maximum levels, respectively, under the Del Monte Foods Company Annual Incentive Plan. Actual amounts earned for fiscal 2008 under the Annual Incentive Plan have been reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for fiscal 2008.

(2)	Reflects the smallest possible payout, if any payout is made, under the Del Monte Foods Company Annual Incentive Plan for the fiscal year. The threshold amount reflects the amount that would have been paid under the Annual Incentive Plan with respect to fiscal 2008 if:

•	EPS had been less than 85% of target, resulting in a score of zero with respect to this objective and the net sales objective;

•	cash flow had been 85% of target, resulting in a score of 25% with respect to this objective; and

•	the named executive officer had received a score of 75% with respect to his individual objectives.

The threshold amount is not a minimum amount; Annual Incentive Plan awards may be zero. If Del Monte’s cash flow also had been less than 85% of the target established under the Plan for fiscal 2008, none of the named executive officers would have received an award under the Del Monte Foods Company Annual Incentive Plan for fiscal 2008. Additionally, if a named executive officer had received a score of less than 75% with respect to his individual objectives, such named executive officer would not have received an award for fiscal 2008.

(3)	Reflects the target possible payout under the Del Monte Foods Company Annual Incentive Plan for fiscal 2008. The target amount reflects the amount that would have been paid under the Annual Incentive Plan with respect to fiscal 2008 if:

•	EPS had been 100% of target;

•	cash flow had been 100% of target;

•	net sales had been 100% of target; and

•	the named executive officer had received a score of 100% with respect to his individual objectives.

For additional information regarding the Del Monte Foods Company Annual Incentive Plan, including fiscal 2008 targets, see “Compensation Discussion and Analysis.”

(4)	Reflects the maximum possible payout under the Del Monte Foods Company Annual Incentive Plan for fiscal 2008. The maximum amount reflects the amount that would have been paid under the Annual Incentive Plan with respect to fiscal 2008 if:

•	EPS had been 115% of target, resulting in a score of 200% with respect to this objective;

•	cash flow had been 115% of target, resulting in a score of 200% with respect to this objective;

•	net sales had been 104% of target, resulting in a score of 200% with respect to this objective; and

•	the named executive officer had received a score of 200% with respect to his individual objectives.

200% is the maximum score that may be associated with any objective under the Del Monte Foods Company Annual Incentive Plan. Accordingly, the maximum possible amount payable under the Annual Incentive Plan is double an executive’s target amount, subject to the Plan’s maximum specified payout of $2 million per person.

(5)	These performance share units vest based on Del Monte’s achievement of relative total shareholder return (RTSR) over fiscal 2009 through fiscal 2011. Del Monte’s total shareholder return over the performance period (using the first and last months of the performance period to calculate the total shareholder return) will be compared to the total shareholder return of the established comparator companies. The RTSR will be the percentile ranking of Del Monte’s total shareholder return as compared to that of its RTSR comparator group. Performance shares will vest (calculated as a percentage of the target award) based on relative total shareholder return as follows:

Relative Total Shareholder Return:
Company Performance	Percentage of
Percentile	Target Award Vested

≥75th percentile	150	% (Maximum)
≥68.75, but <75	125
≥62.5, but <68.75	100	(Target)
≥56.5%, but <62.5	75
≥50%, but <56.5	50	(Threshold)
<50	0

See “Compensation Discussion and Analysis” for information regarding relative total shareholder return (RTSR) as used in connection with the fiscal 2008 performance share units.

(6)	Reflects shares of common stock subject to deferred stock units issued in fiscal 2008 as the 25% company matching payment relating to the deferral of fiscal 2007 annual incentive award payments under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan. The deferred stock units relating to the 25% company matching payment vest in equal annual installments over three years.

(7)	Reflects shares of common stock underlying performance accelerated restricted stock units (PARS) granted in fiscal 2008. The PARS will vest in September 2012. However, vesting will be accelerated if certain targeted levels of total shareholder return are achieved as follows:

•	If Del Monte attains a total shareholder return that exceeds the 75th percentile as of the end of fiscal 2010, such PARS will vest at the end of fiscal 2010.

•	If Del Monte attains a total shareholder return that exceeds the 55th percentile as of the end of fiscal 2011, such PARS will vest at the end of fiscal 2011.

Del Monte’s achievement of total shareholder return will be measured against the total shareholder returns achieved by the comparator group established by the Compensation Committee in connection with the fiscal 2008 grant of PARS.

See “Compensation Discussion and Analysis” for additional information regarding the total shareholder return targets established by the Compensation Committee in connection with the fiscal 2008 PARS.

(8)	Reflects shares of common stock underlying options granted in fiscal 2008. Options generally vest at the rate of 25% annually over four years. In the event of the named executive officer’s retirement, termination without cause or (except for Mr. Allen) resignation for good reason, the vesting of a pro rata portion of the optionee’s unvested options will be accelerated. In the event of an optionee’s death or disability or change of control of the company, the vesting of unvested options will be accelerated in full.

(9)	The exercise price is the fair market value of Del Monte’s common stock on the grant date, determined in accordance with the Del Monte Foods Company 2002 Stock Incentive Plan to be the intraday average of the high and low prices of Del Monte’s common stock on the New York Stock Exchange on such date.

Outstanding Equity Awards at Fiscal 2008 Year End

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of					Unearned	of Unearned
	Securities	Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Shares or Units	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option	Option	of Stock That	Units of Stock	Rights That	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	That HaveNot	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date (1)	Vested (#)	Vested (#)	Vested ($)*	Vested ($)*
Richard G. Wolford	301,000 (2)		$13.00	12/4/2008	100,970 (13)	$887,526	89,250 (14)	$784,508
	189,000 (3)		6.91	8/10/2010	90,900 (15)	799,011	151,500 (16)	1,331,685
	200,000 (4)		8.87	8/28/2011	95,200 (17)	836,808	158,700 (18)	1,394,973
	200,000 (5)		7.56	10/7/2012	78,300 (19)	688,257	65,200 (20)	573,108
	750,000 (6)		7.37	4/8/2013	3,267 (21)	28,717
	865,000 (7)		8.78	9/12/2013	87 (22)	767
	660,750 (8)	220,250 (8)	10.59	9/22/2014	3,932 (23)	34,562
	315,650 (9)	315,650 (9)	10.24	9/29/2015	47 (24)	411
	160,875 (10)	482,625 (10)	10.37	9/21/2016
		609,500 (11)	10.33	9/27/2017
David L. Meyers	78,000 (2)		13.00	12/4/2008	23,300 (13)	204,807	21,975 (14)	193,160
	40,800 (3)		6.91	8/10/2010	20,200 (15)	177,558	33,600 (16)	295,344
	120,000 (4)		8.87	8/28/2011	20,800 (17)	182,832	34,500 (18)	303,255
	120,000 (5)		7.56	10/7/2012	18,000 (19)	158,220	15,000 (20)	131,850
	300,000 (6)		7.37	4/8/2013
	200,000 (7)		8.78	9/12/2013
	162,975 (8)	54,325 (8)	10.59	9/22/2014
	70,000 (9)	70,000 (9)	10.24	9/29/2015
	35,000 (10)	105,000 (10)	10.37	9/21/2016
		140,000 (11)	10.33	9/27/2017
Nils Lommerin	150,000 (6)		7.37	4/8/2013	14,600 (13)	128,334	19,875 (14)	174,701
	125,000 (7)		8.78	9/12/2013	18,400 (15)	161,736	30,700 (16)	269,853
	150,000 (8)	50,000 (8)	10.59	9/22/2014	19,300 (17)	169,647	32,000 (18)	281,280
	64,000 (9)	64,000 (9)	10.24	9/29/2015	19,300 (19)	169,647	16,050 (20)	141,080
	32,500 (10)	97,500 (10)	10.37	9/21/2016	4,330 (21)	38,061
		150,000 (11)	10.33	9/27/2017	115 (22)	1,015
					7,361 (23)	64,703
					88 (24)	770
Timothy A. Cole	75,000 (8)	25,000 (8)	10.59	9/22/2014	10,800 (15)	94,932	13,500 (14)	118,665
	37,500 (9)	37,500 (9)	10.24	9/29/2015	14,800 (17)	130,092	18,000 (16)	158,220
	25,000 (10)	75,000 (10)	10.37	9/21/2016	12,900 (19)	113,391	24,600 (18)	216,234
		100,000 (11)	10.33	9/27/2017	333 (21)	2,927	10,700 (20)	94,053
					10 (22)	84
					1,907 (23)	16,763
					23 (24)	199
David W. Allen	87,500 (12)	262,500 (12)	11.74	6/5/2016	7,400 (17)	65,046	12,300 (18)	108,117
	12,500 (10)	37,500 (10)	10.37	9/21/2016	10,900 (19)	95,811	9,050 (20)	79,550
		85,000 (11)	10.33	9/27/2017

*	Market value based on $8.79 per share, the closing price of Del Monte’s common stock on April 25, 2008 (the last business day of fiscal 2008).

(1)	Options generally have a 10-year term. All or a portion of an option may expire prior to its stated expiration date in the event of the optionee’s termination of employment (other than due to death or disability).

(2)	Option vested over five years at the rate of 22.5% per year for the first four years, with vesting dates of 12/4/1999, 12/4/2000, 12/4/2001 and 12/4/2002, and 10% in the fifth year with a vesting date of 12/4/2003.

(3)	Option vested at the rate of 25% per year, with vesting dates of 8/10/2001, 8/10/2002, 8/10/2003 and 8/10/2004.

(4)	Option vested at the rate of 25% per year, with vesting dates of 8/28/2002, 8/28/2003, 8/28/2004 and 8/28/2005.

(5)	Option vested at the rate of 25% per year, with vesting dates of 10/7/2003, 10/7/2004, 10/7/2005 and 10/7/2006.

(6)	Option vested over four years at the rate of 75% on 4/8/2006, the third anniversary of the grant date, and 25% on 4/8/2007, the fourth anniversary. This option represents a special option that was granted to key employees following the acquisition of certain businesses from H.J. Heinz to encourage retention of such employees during the important post-acquisition period as well as to focus such employees on sustained value creation and alignment with stockholders.

(7)	Option vested at the rate of 25% per year, with vesting dates of 9/12/2004, 9/12/2005, 9/12/2006 and 9/12/2007.

(8)	Option vested/vests at the rate of 25% per year, with vesting dates of 9/22/2005, 9/22/2006, 9/22/2007 and 9/22/2008.

(9)	Option vested/vests at the rate of 25% per year, with vesting dates of 9/29/2006, 9/29/2007, 9/29/2008 and 9/29/2009.

(10)	Option vested/vests at the rate of 25% per year, with vesting dates of 9/21/2007, 9/21/2008, 9/21/2009 and 9/21/2010.

(11)	Option vests at the rate of 25% per year, with vesting dates of 9/27/2008, 9/27/2009, 9/27/2010 and 9/27/2011

(12)	Option vested/vests at the rate of 25% per year, with vesting dates of 6/05/2007, 6/05/2008, 6/05/2009 and 6/05/2010.

(13)	Represents shares of common stock subject to performance accelerated restricted stock units (PARS) granted in fiscal 2004 that vest on 9/12/2008, the fifth anniversary of the date of grant. If certain targeted levels of total shareholder return had been achieved, vesting would have accelerated to the end of fiscal 2006 or fiscal 2007, as applicable.

For the fiscal 2004 PARS grants, achievement of total shareholder return is measured against eight primarily mid-cap packaged food and agribusiness companies covered at that time by Merrill Lynch.

(14)	Represents shares of common stock subject to performance share units granted in fiscal 2005. As set forth below, a portion of these performance share units were forfeited following fiscal 2008 and the remainder may vest, if at all, or be forfeited following fiscal 2009:

•	Del Monte did not achieve the fiscal 2008 target level of return on invested capital (ROIC) established in connection with this grant. Accordingly, performance share units equal to 25% of the original grant were forfeited after fiscal 2008 year end upon the filing of our Annual Report on Form 10-K for fiscal 2008.

•	If Del Monte achieves the fiscal 2009 target level of return on invested capital (ROIC) established in connection with this grant, 50% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2009. If such target level is not met in fiscal 2009, 50% of the performance share units will be forfeited.

Performance share units equal to 25% of the original grant were forfeited after fiscal 2007 upon the filing of our Annual Report on Form 10-K for fiscal 2007 and consequently are not reflected in the table.

Return on invested capital (ROIC) as used in connection with performance share grants is essentially an adjusted number that excludes the impact of our transformation plan, integration expense and purchase accounting.

(15)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2006 that vest on 9/29/2010, the fifth anniversary of the date of grant. If a certain targeted level of total shareholder return had been achieved, vesting would have accelerated to the end of fiscal 2008. Additionally, if Del Monte attains a total shareholder return that exceeds the 55th percentile as of the end of fiscal 2009, such PARS will vest at the end of fiscal 2009.

For the fiscal 2006 PARS grants, achievement of total shareholder return is measured against eight primarily mid-cap packaged food and agribusiness companies covered at that time by Merrill Lynch.

(16)	Represents shares of common stock subject to performance share units granted in fiscal 2006. As set forth below, a portion of these performance share units were forfeited following fiscal 2008 and the remainder may vest, if at all, or be forfeited following fiscal 2009 and 2010:

•	Del Monte did not achieve the fiscal 2008 target level of return on invested capital (ROIC) established in connection with this grant. Accordingly, 25% of the performance share units were forfeited after fiscal 2008 year end upon the filing of our Annual Report on Form 10-K for fiscal 2008.

•	If Del Monte achieves the fiscal 2009 target level of return on invested capital (ROIC) established in connection with this grant, 25% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2009. If such target level is not met in fiscal 2009, 25% of the performance share units will be forfeited.

•	If Del Monte achieves the fiscal 2010 target level of return on invested capital (ROIC) established in connection with this grant, 50% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2010. If such target level is not met in fiscal 2010, 50% of the performance share units will be forfeited.

If a target is achieved early, shares will vest both for that year and the year to which the target applies. For example, if the fiscal 2010 target level is achieved in fiscal 2009, both the 25% of the performance share units associated with fiscal 2009 as well as the 50% of performance share units associated with fiscal 2010 will vest upon the filing of our Annual Report on Form 10-K for fiscal 2009.

(17)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2007 that vest on 9/21/2011, the fifth anniversary of the date of grant. However, vesting will be accelerated if certain targeted levels of total shareholder return are achieved as follows:

•	If Del Monte attains a total shareholder return that exceeds the 75th percentile as of the end of fiscal 2009, such PARS will vest at the end of fiscal 2009.

•	If Del Monte attains a total shareholder return that exceeds the 55th percentile as of the end of fiscal 2010, such PARS will vest at the end of fiscal 2010.

See “Compensation Discussion and Analysis” for information regarding the comparator group used to determine achievement of the total shareholder return targets established by the Compensation Committee in connection with the fiscal 2007 PARS.

(18)	Represents shares of common stock subject to performance share units granted in fiscal 2007. These performance share units may vest, if at all, or be forfeited following fiscal 2009, 2010 and 2011, as follows:

•	If Del Monte achieves the fiscal 2009 target level of return on invested capital (ROIC) established in connection with this grant, 25% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2009. If such target level is not met in fiscal 2009, 25% of the performance share units will be forfeited.

•	If Del Monte achieves the fiscal 2010 target level of return on invested capital (ROIC) established in connection with this grant, 25% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2010. If such target level is not met in fiscal 2010, 25% of the performance share units will be forfeited.

•	If Del Monte achieves the fiscal 2011 target level of return on invested capital (ROIC) established in connection with this grant, 50% of the performance share units will vest upon the filing of our Annual Report on Form 10-K for fiscal 2011. If such target level is not met in fiscal 2011, 50% of the performance share units will be forfeited.

If a target is achieved early, shares will vest both for that year and the year to which the target applies. For example, if the fiscal 2011 target level is achieved in fiscal 2010, both the 25% of the performance share units associated with fiscal 2010 as well as the 50% of performance share units associated with fiscal 2011 will vest upon the filing of our Annual Report on Form 10-K for fiscal 2010.

Return on invested capital (ROIC) as used in connection with performance share grants is essentially an adjusted number that excludes the impact of our transformation plan, integration expense and purchase accounting.

(19)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2008 that vest on 9/27/2012, the fifth anniversary of the date of grant. However, vesting will be accelerated if certain targeted levels of total shareholder return are achieved as follows:

•	If Del Monte attains a total shareholder return that exceeds the 75th percentile as of the end of fiscal 2010, such PARS will vest at the end of fiscal 2010.

•	If Del Monte attains a total shareholder return that exceeds the 55th percentile as of the end of fiscal 2011, such PARS will vest at the end of fiscal 2011.

See “Compensation Discussion and Analysis” for information regarding the comparator group used to determine achievement of the total shareholder return targets established by the Compensation Committee in connection with the fiscal 2008 PARS.

(20)	Represents the smallest possible number of shares of common stock, if any, which may be earned pursuant to performance share units granted in fiscal 2008. These performance share units vest, if at all, based upon the achievement of certain performance criteria described in Footnote 5 to the Fiscal 2008 Grants of Plan-Based Awards Table.

(21)	Represents shares of common stock subject to deferred stock units issued as the 25% company matching payment relating to the deferral of fiscal 2006 annual incentive award payments under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan. These units vest in equal installments on 7/11/2008 and 7/11/2009.

(22)	Reflects rounded number of shares of common stock subject to deferred stock units issued in lieu of dividends with respect to the 25% company match deferred stock units that remain subject to vesting as described in footnote (21) above.

(23)	Represents shares of common stock subject to deferred stock units issued as the 25% company matching payment relating to the deferral of fiscal 2007 annual incentive award payments under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan. These units vest in equal installments on 7/06/2008, 7/06/2009 and 7/06/2010.

(24)	Reflects rounded number of shares of common stock subject to deferred stock units issued in lieu of dividends with respect to the 25% company match deferred stock units that remain subject to vesting as described in footnote (23) above.

Fiscal 2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized on
	Shares Acquired	on Exercise	Acquired on	Vesting
Name	on Exercise (#)	($)	Vesting (#) (1)	($) (2)

Richard G. Wolford	–	$–	21,423	$263,455
David L. Meyers	–	–	–	–
Nils Lommerin	–	–	34,384	426,777
Timothy A. Cole	–	–	7,921	98,698
David W. Allen	–	–	–	–

(1)	Represents the vesting in fiscal 2008 of deferred stock units issued under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan. Such vesting in fiscal 2008 was as follows:

			Deferred Stock
			Units Issued in lieu
	Deferred Stock Units	Deferred Stock	of Dividends that
	Issued with respect to	Units Issued as Del	were Fully Vested
	Executive’s Deferral of	Monte Matching	upon Issuance in
	Fiscal 2007 AIP Payment	Contributions that	Fiscal 2008 or that
	(Fully Vested upon	Vested During	Vested During
Name	Issuance in Fiscal 2008) (#)	Fiscal 2008 (#)	Fiscal 2008 (#)

Richard G. Wolford	15,726	3,782	1,915
Nils Lommerin	29,444	3,734	1,206
Timothy A. Cole	7,628	167	126

Deferred stock units issued under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan remain deferred until after a participating executive’s employment terminates. For additional information regarding this Plan, see “Fiscal 2008 Nonqualified Deferred Compensation – Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation – Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan.”

Except as described above, no performance accelerated restricted stock units (PARS) or performance shares vested during fiscal 2008 with respect to the named executive officers.

(2)	Represents the aggregate value realized with respect to all stock awards that vested in fiscal 2008, as described in footnote (1) above. The value realized in connection with each vesting of stock awards is calculated as the number of shares (or number of shares subject to such stock award) vested multiplied by the closing price of Del Monte’s common stock on the vesting date. These amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.

Specifically, the value realized associated with deferred stock units issued under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan and accordingly deferred is as follows:

Value Realized in
connection with
	Value Realized in	Value Realized in	Deferred Stock
	connection with	connection with	Units Issued in lieu
	Deferred Stock Units	Deferred Stock	of Dividends that
	Issued with respect to	Units Issued as Del	were Fully Vested
	Executive’s Deferral of	Monte Matching	upon Issuance in
	Fiscal 2007 AIP Payment	Contributions that	Fiscal 2008 or
	(Fully Vested upon	Vested During	Vested During
Name	Issuance in Fiscal 2008) ($)	Fiscal 2008 ($)	Fiscal 2008 ($)

Richard G. Wolford	$196,575	$46,707	$20,173
Nils Lommerin	368,050	46,075	12,652
Timothy A. Cole	95,350	2,056	1,292

Fiscal 2008 Pension Benefits

		Number of		Present Value of		Payments
		Years Credited		Accumulated		During Last
Name	Plan Name (1)	Service (#)		Benefit ($) (3)		Fiscal Year ($)

Richard G. Wolford	Qualified Pension Plan	10.95		$279,251		$–
	Additional Benefits Plan– Qualified Pension Plan Portion	10.95		1,740,660		–
	SERP	10.95		1,771,353		–

David L. Meyers	Qualified Pension Plan	34.84	(2)	881,640		–
	Additional Benefits Plan– Qualified Pension Plan Portion	34.84	(2)	703,673		–
	SERP	34.84	(2)	1,497,712		–

Nils Lommerin	Qualified Pension Plan	5.06		71,278		–
	Additional Benefits Plan– Qualified Pension Plan Portion	5.06		113,977		–

	SERP	5.06		–	(4)	–

Timothy A. Cole	Qualified Pension Plan	3.57		69,127		–
	Additional Benefits Plan– Qualified Pension Plan Portion	3.57		99,384		–
	SERP	3.57		–	(4)	–

David W. Allen	Qualified Pension Plan	1.82		36,350		–
	Additional Benefits Plan– Qualified Pension Plan Portion	1.82		33,315		–
	SERP	1.82		–	(4)	–

(1)	For purposes of the above table:

•	Qualified Pension Plan is the Del Monte Corporation Retirement Plan for Salaried Employees;

•	Additional Benefits Plan – Qualified Pension Plan Portion is the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan for Salaried Employees; and

•	SERP is the Del Monte Corporation Supplemental Executive Retirement Plan.

(2)	Mr. Meyers’ credited years of service correspond to his aggregate actual service with various entities that were or became affiliated with Del Monte, beginning with his May 29, 1973 hire date with Standard Brands, Inc. Mr. Meyers transferred to Del Monte Corporation in May 1989.

(3)	The “Present Value of Accumulated Benefit” generally represents the lump sum amount that would be required to be invested as of March 31, 2008 at a fixed interest rate of 6.75% per annum in order to pay the named executive officer upon retirement at age 65 a lump sum equal to:

•	the named executive officer’s accrued benefit under the applicable plan as of the pension plan measurement date used for purposes of preparing Del Monte’s financial statements in accordance with generally accepted accounting principles in the U.S. (which for fiscal 2008 was March 31, 2008); and

•	for the Qualified Pension Plan and Additional Benefits Plan – Qualified Pension Plan Portion, interest credits on such accrued benefit amount until the named executive officer reaches age 65, calculated at 6% per annum.

The “Present Value of Accumulated Benefit” is calculated in accordance with applicable SEC rules and does not represent actual amounts payable to the named executive officers. For example, Mr. Allen is not yet vested in any pension plan benefits and accordingly would not receive any amounts if his employment terminates prior to such vesting.

(4)	The SERP benefit formula consists of a gross benefit amount, offset by other benefits (as described under “– Narrative Discussion of Fiscal 2008 Pension Benefits – Del Monte Corporation Supplemental Executive Retirement Plan (SERP) – Benefit Amount” below). For Mr. Lommerin, the calculated “Present Value of Accumulated Benefit” at March 31, 2008 (calculated as described in footnote (3) above) produces a result in which the offsetting benefits from other plans exceeds the gross SERP benefit, resulting in a present value of zero for this benefit.

For each of Messrs. Cole and Allen, SERP benefits at March 31, 2008 were zero because the multiple of final average compensation used to calculate SERP benefits is zero until the executive has five years of service (as described under “– Narrative Discussion of Fiscal 2008 Pension Benefits – Del Monte Corporation Supplemental Executive Retirement Plan (SERP) – Benefit Amount” below).

Narrative Discussion of Fiscal 2008 Pension Benefits

Del Monte currently sponsors three defined benefit pension plans which apply to the named executive officers:

•	the Del Monte Corporation Retirement Plan for Salaried Employees (the “Qualified Pension Plan”), which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code;

•	the portion of the Del Monte Corporation Additional Benefits Plan relating to the Qualified Pension Plan, which provides unfunded, nonqualified benefits in excess of the limits applicable to the Qualified Pension Plan; and

•	the Del Monte Corporation Supplemental Executive Retirement Plan (or SERP), which provides unfunded, nonqualified benefits that are reduced by benefits under the Qualified Pension Plan and the portion of the Additional Benefits Plan relating to the Qualified Pension Plan, as well as under certain qualified and nonqualified defined benefit and defined contribution plans for former Heinz employees.

The information below describes the material factors necessary to understand the pension benefits that are provided to the named executive officers under these three plans. For a discussion of the reasons for Del Monte providing these plans, please see “Compensation Discussion and Analysis.”

Del Monte’s general policy is to recognize all actual years of service with Del Monte and any predecessor employers where the pension liability is transferred to Del Monte or as otherwise negotiated in an acquisition agreement. It is Del Monte’s policy not to grant any extra years of credited service above such actual service.

The Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Executive Retirement Plan (or SERP) are intended to be administered in accordance with the American Jobs Creation Act of 2004 and its related Internal Revenue Code Section 409A (“Section 409A”) and Del Monte intends to amend these plan documents by the deadline for Section 409A compliance under current guidance, December 31, 2008.

Del Monte Corporation Retirement Plan for Salaried Employees

The Del Monte Corporation Retirement Plan for Salaried Employees (the “Qualified Pension Plan”), which became effective January 1, 1990, is a non-contributory, cash balance defined benefit retirement plan covering salaried employees of Del Monte. Under the plan, a participant becomes fully vested in his benefits after completing three years of service, and from that time, a participant is entitled to receive benefits upon termination of employment for any reason. Prior to January 1, 2008, there was a five-year vesting requirement.

The change from the five-year vesting requirement to the three-year vesting requirement was driven by the Pension Protection Act of 2006. In general, a salaried employee becomes a participant in the Qualified Pension Plan after completion of one year of service.

Benefit Amount. Monthly credits equal to a percentage of eligible compensation are made to each participant’s Personal Retirement Account (or PRA) within the Qualified Pension Plan. The PRA, which is a hypothetical account, accumulates these compensation credits as well as interest credits on the participant’s account balance. Upon becoming a participant, a “catch-up” amount is credited. This catch-up amount is the sum of monthly credits and interest credits that would have been made under the Qualified Pension Plan if the participant had been eligible to participate starting at his date of employment with Del Monte.

Prior to January 1, 2005, the compensation credits were determined in accordance with the following schedule:

		Monthly Compensation
	All Monthly	Above Social Security
Participant Age	Compensation	Wage Base

Below age 35	4.0%	3.0%
35 but below 45	5.0%	3.0%
45 but below 55	6.0%	3.0%
55 and over	7.0%	3.0%

The calculation of compensation credits under the Qualified Pension Plan was changed to the following schedule for all active participants on and after January 1, 2005:

Percentage of Monthly
Participant Age	Compensation

Below 30	3.0%
30 but below 35	4.0%
35 but below 40	5.0%
40 but below 45	6.0%
45 but below 50	8.0%
50 but below 55	10.0%
55 but below 60	11.0%
60 but below 65	12.0%
Age 65 and over	13.0%

Eligible compensation for the named executive officers primarily includes:

•	base pay; and

•	awards under the Del Monte Foods Company Annual Incentive Plan that are not deferred by the executive under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan.

Eligible compensation does not include, among other items:

•	equity compensation, or

•	severance payments in any form.

Notwithstanding the foregoing, compensation used to calculate benefits under the Qualified Pension Plan may not exceed the compensation limit under the Internal Revenue Code. In calendar 2007, this limit was $225,000. In addition, benefits provided under the Qualified Pension Plan may not exceed the benefit amount limit under the Internal Revenue Code. In calendar 2007, this limit was $180,000 payable as a single life annuity beginning at normal retirement age or its equivalent. Benefits that cannot be provided under the Qualified Pension Plan due to these limits are instead provided under the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Qualified Pension Plan, which is discussed below.

The rate used for calculating interest credits under the Qualified Pension Plan was 110% of the interest rate published by Pension Benefit Guaranty Corporation until January 1, 1998 when it changed to 1.5% plus the yield on the 12-month Treasury Bill rate, which was replaced as of June 1, 2001 by 1.5% plus the yield on the 6-month Treasury Bill rate. Effective January 1, 2008, the annual effective rate may not be less than 4.5%.

Distribution of Benefits. As a cash balance pension plan, the Qualified Pension Plan provides a lump sum benefit equal to the participant’s PRA account balance. The benefit is payable at any age, including the designated age 65 normal retirement age, provided a participant is vested. However, no benefits are paid prior to termination of employment. Benefits are also available in the form of actuarially equivalent annuities. The factors for converting PRA account balances to annuities are based on the 30-Year Treasury Bond rates or, effective January 1, 2008, the segmented rates provided under the Pension Protection Act of 2006, as well as an IRS specified mortality table.

Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Corporation Retirement Plan for Salaried Employees

The portion of the Del Monte Corporation Additional Benefits Plan that relates to the Qualified Pension Plan (the “Additional Benefits Plan – Qualified Pension Plan Portion”) is a nonqualified benefit plan that provides supplemental benefits equal to certain benefits that cannot be paid under the Qualified Pension Plan due to Internal Revenue Code limits, as described above under “– Del Monte Corporation Retirement Plan for Salaried Employees.” Additionally, the Additional Benefits Plan – Qualified Pension Plan Portion provides benefits with respect to awards under the Del Monte Foods Company Annual Incentive Plan that are deferred under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan, because such deferred amounts are not included as eligible compensation under the Qualified Pension Plan. Benefits under the Additional Benefits Plan – Qualified Pension Plan Portion vest at the same time as benefits under the Qualified Pension Plan and are determined using a hypothetical account balance like in the Qualified Pension Plan. Participation in the Additional Benefits Plan – Qualified Pension Plan Portion does not begin until the employee is a participant in the Qualified Pension Plan.

No funds are set aside in a trust for payment of benefits under the Additional Benefits Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the Additional Benefits Plan are general creditors of Del Monte with respect to the payment of these benefits.

Benefit Amount. Benefits are determined in the same manner, including the catch-up upon becoming a participant, as under the Qualified Pension Plan, but based on compensation and benefit amounts in excess of the qualified plan limits under the Internal Revenue Code and including deferred Del Monte Foods Company Annual Incentive Plan awards.

For Mr. Meyers, the Additional Benefits Plan – Qualified Pension Plan Portion also provides an additional retirement benefit with respect to termination without cause and resignation for good reason that applies the Qualified Pension Plan formula and the Additional Benefits Plan – Qualified Pension Plan Portion formula to all severance pay as if it were pensionable compensation and credits such calculated amounts under the Additional Benefits Plan. This provision of the Additional Benefits Plan largely reflects a contractual obligation Del Monte has to Mr. Meyers, which has been in place for a number of years.

Distribution of Benefits. Vested benefits under the Additional Benefits Plan – Qualified Pension Plan Portion are paid after termination of employment for any reason (including death). Except in the event of death, such benefits are delayed until six months after the termination. Benefits are paid as a lump sum equal to the participant’s hypothetical account balance under the Plan.

Del Monte Corporation Supplemental Executive Retirement Plan (SERP)

The Del Monte Corporation Supplemental Executive Retirement Plan (or SERP) was established effective December 20, 2002 for named former Heinz employees (“Heinz Participants”), as required in connection with Del Monte’s acquisition of certain former businesses of H.J. Heinz Company. Effective as of January 1, 2005, the SERP was amended and restated to also include all employees at the level of vice president or above who are not otherwise Heinz Participants (“Del Monte Participants”). As noted below, a Del Monte Participant generally was required to remain employed until at least December 20, 2007 (five years following the consummation of the merger with the former Heinz businesses) in order for such Del Monte Participant to vest in the SERP benefit. Messrs. Wolford, Meyers, Lommerin, Cole, and Allen are Del Monte Participants.

Like the Additional Benefits Plan – Qualified Pension Plan Portion, the SERP is a nonqualified benefit plan. No funds are set aside in a trust for payment of benefits under the SERP. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the SERP are general creditors of Del Monte with respect to the payment of these benefits.

A participant vests in his SERP benefit upon attaining age 55 and at least 5 years of service. Additionally, in order to vest in his SERP benefit, a Del Monte Participant must not terminate employment prior to December 20, 2007 unless 1) terminated without cause in connection with the transformation plan announced by Del Monte on June 22, 2006 or 2) terminated without cause within two years of a Change of Control (as defined in the Del Monte Foods Company 2002 Stock Incentive Plan).

Benefit Amount. The SERP benefit is a lump sum benefit equal to a multiple of final average compensation (which, for purposes of the SERP, is the average of the highest 5 calendar years of compensation out of the last 10 years), offset by other benefits as described below. Eligible compensation under the SERP includes all eligible compensation under the Qualified Pension Plan, without regard to Internal Revenue Code limits. Additionally, as under the Additional Benefits Plan – Qualified Pension Plan Portion, awards under the Del Monte Foods Company Annual Incentive Plan that are deferred under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan are also included as eligible compensation under the SERP.

The multiple used is based on years of service (including Heinz service):

Multiple of Final Average
Years of Service (1)	Compensation

Less than 5 years	0
5 years	1.0
10 years	2.0
15 years	3.0
20 years	3.5
25 years	4.0
30 years	4.5
35 years	5.0 Maximum

(1)	For ease of presentation, years of service and the corresponding multiple of final average compensation are presented in the table above in five-year increments. However, between five and thirty-five years of service, the multiple actually increases based on one-year increments.

The SERP benefit is reduced by any benefits payable to the named executive officer under Del Monte’s qualified and other nonqualified plans. Notwithstanding the foregoing, the SERP benefit is not reduced by benefits based on employee contributions under any plan or employer matching contributions in any 401(k) plan, including the Del Monte Savings Plan.

Distribution of Benefits. For the named executive officers, a SERP benefit is paid in a lump sum six months after termination of employment for any reason other than death or cause, provided he is vested in his benefit. If a participant dies while actively employed but after vesting in his SERP benefit, a benefit of 85% of the SERP benefit is paid to the designated beneficiary. Termination for cause (as defined in the SERP) results in complete forfeiture of SERP benefits. For Messrs. Wolford, Meyers, Lommerin and Cole, “Cause” is based on the definition of “cause” in the executive’s employment agreement. If there is no employment agreement (as with Mr. Allen), “cause” means any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct, conviction (or plea of nolo contendere) of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, material damage to the business or property of Del Monte caused by willful or gross negligence or failure to perform lawfully instructed duties of the job.

Fiscal 2008 Nonqualified Deferred Compensation

			Registrant			Aggregate
		Executive	Contributions	Aggregate	Aggregate	Balance at
		Contributions in	in Last	Earnings	Withdrawals /	Last Fiscal
		Last Fiscal Year	Fiscal Year	in Last Fiscal	Distributions	Year-End
Name	Plan Name (1)	($) (2)	($) (3)	Year ($) (4)	($) (5)	($) (6)

Richard G. Wolford	AIP Deferred Compensation Plan	$195,000	$48,750	$20,438	$–	$1,177,544
	Additional Benefits Plan – 401(k) Plan Portion	–	25,027	7,906	25,027	187,750
David L. Meyers	AIP Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	8,141	–	8,141	–
Nils Lommerin	AIP Deferred Compensation Plan	365,102	91,276	13,568	–	834,259
	Additional Benefits Plan – 401(k) Plan Portion	–	7,348	–	7,348	–
Timothy A. Cole	AIP Deferred Compensation Plan	94,585	23,646	1,555	–	107,370
	Additional Benefits Plan – 401(k) Plan Portion	–	5,787	221	–	11,042
David W. Allen	AIP Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	–	–	–	–

(1)	For purposes of the above table:

•	AIP Deferred Compensation Plan is the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan; and

•	Additional Benefits Plan – 401(k) Plan Portion is the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Savings Plan, a 401(k) plan.

(2)	Represents the portion of the Annual Incentive Plan payment relating to fiscal 2007 that was deferred by the named executive officer. Annual Incentive Plan payments typically occur in early July, following completion of Del Monte’s fiscal year and determination by the Compensation Committee of the appropriate award amount for each executive officer. Accordingly, such amounts were not deferred and did not become executive contributions under the AIP Deferred Compensation Plan until fiscal 2008.

Pursuant to the terms of the Plan, the amount deferred by each executive officer was converted to fully vested deferred stock units as set forth below.

	Percentage of Fiscal
	2007 AIP Payment
	Deferred by Executive	Amount Deferred/	Deferred Stock Units Issued
	under the AIP Deferred	Contributed by	with respect to the
Name	Compensation Plan (%)	Executive ($)	Executive Contribution (#)

Richard G. Wolford	15%	$195,000	15,726

Nils Lommerin	100%	365,102	29,444

Timothy A. Cole	30%	94,585	7,628

Amounts deferred/contributed by each named executive officer are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for fiscal 2007.

(3)	Under the AIP Deferred Compensation Plan, Del Monte provides a matching contribution equal to 25% of the amount deferred by the executive. Like the amount deferred by the executive under this Plan, this matching contribution was converted to deferred stock units as set forth below.

	Amount Contributed by
	Del Monte
	with respect to the
	25% Matching	Deferred Stock Units Issued with
	Contribution	respect to the
	under the AIP Deferred	Del Monte 25% Matching
Name	Compensation Plan ($)	Contribution (#)

Richard G. Wolford	$48,750	3,932 (a)
Nils Lommerin	91,276	7,361 (a)
Timothy A. Cole	23,646	1,907 (a)

(a)	These deferred stock units vest in equal annual installments over a three-year period, with the first installment vesting on July 6, 2008.

Under the Additional Benefits Plan – 401(k) Plan Portion, supplemental matching contributions based on the matching contribution terms of the Del Monte Savings Plan are paid in a lump sum in the calendar year after the Internal Revenue Code limitation would have been applied, or, if the participant elects before the beginning of that calendar year, supplemental matching contributions are deferred. Del Monte’s contributions under this Plan are not impacted by whether a participant elects to defer or not.

There is a waiting period for participation in the Additional Benefits Plan as described in “– Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation – Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Savings Plan” below. Accordingly, in fiscal 2008, Mr. Allen neither received nor deferred a supplemental matching contribution.

(4)	With respect to the AIP Deferred Compensation Plan, earnings represent the crediting of dividends, which are converted into additional deferred stock units. The dollar amount of dividends that were converted during fiscal 2008 and the related deferred stock units issued to the named executive officers are set forth below. These deferred stock units are subject to vesting to the same extent as the deferred stock units with respect to which they were issued.

	Dividends Credited
	with respect to
	Deferred Stock Units Issued	Deferred Stock
	under the AIP Deferred	Units Issued in Lieu
Name	Compensation Plan ($)	of Dividends (#)

Richard G. Wolford	$20,438	1,956
Nils Lommerin	13,568	1,308
Timothy A. Cole	1,555	152

Changes in the value of the Del Monte common stock underlying the deferred stock units credited to each named executive officer under the AIP Deferred Compensation Plan are not reflected as earnings in the Fiscal 2008 Nonqualified Deferred Compensation Table.

With respect to the Additional Benefits Plan – 401(k) Plan Portion, reported amounts represent earnings on amounts deferred by the participant in prior years. For information regarding how these earnings are calculated, see “– Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation – Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Savings Plan– Earnings” below.

If a participant did not elect to defer supplemental matching contributions under the Additional Benefits Plan – 401(k) Plan Portion, such contributions are withdrawn soon after contribution and there are no earnings with respect to such amounts.

Mr. Cole elected to defer such supplemental matching contributions for calendar 2007.

(5)	With respect to the Additional Benefits Plan – 401(k) Plan Portion for Messrs. Wolford, Meyers and Lommerin, reported amounts represent amounts paid during fiscal 2008 because Messrs. Wolford, Meyers and Lommerin did not elect to defer the supplemental matching contributions for calendar 2007.

(6)	With respect to the AIP Deferred Compensation Plan, reported amounts represent deferred stock units held by the named executive officers at the end of fiscal 2008, valued for purposes of reporting a dollar amount in the table above at $8.79 per unit, the closing price of Del Monte’s common stock on April 25, 2008, the last business day of fiscal 2008. Such deferred stock units held are as follows:

Deferred Stock Units
Issued under the AIP
Deferred Compensation
Name	Plan (Held at FYE) (#)

Richard G. Wolford	133,964 (a )
Nils Lommerin	94,910 (b )
Timothy A. Cole	12,215 (c )

(a)	Includes 7,333 deferred stock units that remained subject to vesting at the end of fiscal 2008.

(b)	Includes 11,894 deferred stock units that remained subject to vesting at the end of fiscal 2008.

(c)	Includes 2,272 deferred stock units that remained subject to vesting at the end of fiscal 2008.

Narrative Discussion of Fiscal 2008 Nonqualified Deferred Compensation

Del Monte currently provides two nonqualified deferral plans for its named executive officers:

•	the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan (the “AIP Deferred Compensation Plan”), which allows for deferrals of Annual Incentive Plan payments; and

•	the portion of the Additional Benefits Plan relating to the Del Monte Savings Plan (the “Additional Benefits Plan – 401(k) Plan Portion”), which provides supplemental matching contributions that cannot be provided under the Del Monte Savings Plan due to Internal Revenue Code limits.

The AIP Deferred Compensation Plan and the Additional Benefits Plan are intended to be administered in accordance with the American Jobs Creation Act of 2004 and its related Internal Revenue Code Section 409A (“Section 409A”) and Del Monte intends to amend these plan documents by the deadline for Section 409A compliance under current guidance, December 31, 2008.

Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan

Employees at identified senior salary grades who are designated by the Chief Executive Officer are eligible to participate in the AIP Deferred Compensation Plan. Deferral elections must be completed prior to the beginning of the fiscal year. Accordingly, in fiscal 2008, each named executive officer other than Mr. Allen was eligible to participate in the Plan; however, not all of those who were eligible elected to participate.

No funds are set aside in a trust for payment of benefits under the AIP Deferred Compensation Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the AIP Deferred Compensation Plan are general creditors of Del Monte with respect to the payment of these benefits.

Contributions. Eligible employees may elect to defer from 5% to 100% of their annual incentive award paid under the Del Monte Foods Company Annual Incentive Plan. Del Monte provides a matching contribution of up to 25% of the employee’s deferral amount. The employee deferral and the Del Monte match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the annual incentive award is otherwise paid, specifically the average of the high and low prices for Del Monte’s common stock on such date. The employee deferrals are always 100% vested. Del Monte’s matching contribution vests in equal installments over three years. In the event of death or a “Change in Control” (as defined in the plan), a participant will become 100% vested in Del Monte’s matching contribution.

Earnings. Deferred stock units issued pursuant to the terms of the AIP Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units. The number of additional deferred stock units credited is determined by multiplying the number of deferred stock units held by the named executive officer on the applicable dividend record date by the per share cash dividend declared, and then dividing such amount by the average of the high and low prices of Del Monte’s common stock on the applicable dividend payment date. These additional deferred stock units are subject to vesting to the same extent as the deferred stock units with respect to which they were issued.

Each participant’s “account” under the AIP Deferred Compensation Plan reflects the number of deferred stock units that have been credited to that account. Changes in the value of Del Monte’s common stock do not affect the number of deferred stock units that have been credited.

Distributions. At retirement, defined as having attained at least age 55 with 10 years of service, the employee is paid in a lump sum or installments over not more than 15 years, as elected at the commencement of each year’s deferral. If employment terminates due to disability, the employee is paid a lump sum or installments over not more than 15 years, as elected at commencement of each year’s deferral. Upon other termination of employment or death, a lump sum is paid. Payments are made six months after the termination event, except in the event of death or with respect to deferred stock units that were vested on or before December 31, 2004. When distribution is made, the vested deferred stock units in an employee’s “account” are paid out in the form of Del Monte common stock. Any deferred stock units issued under the AIP Deferred Compensation Plan, as well as any Del Monte common stock issued with respect to such deferred stock units, are granted under the Del Monte Foods Company 2002 Stock Incentive Plan.

Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Savings Plan

The portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Savings Plan (the “Additional Benefits Plan – 401(k) Plan Portion”) is an “excess” benefit plan designed to provide supplemental matching contributions that cannot be provided under the Del Monte Savings Plan (Del Monte’s 401(k) plan) due to Internal Revenue Code limits. In fiscal 2008, each named executive officer participated in the Additional Benefits Plan – 401(k) Plan Portion, except Mr. Allen.

No funds are set aside in a trust for payment of benefits under the Additional Benefits Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the Additional Benefits Plan are general creditors of Del Monte with respect to the payment of these benefits.

Contributions. There are no executive contributions under the Additional Benefits Plan.

Contributions by Del Monte are awarded once a year as of the end of the calendar year. In order to receive a contribution under the Additional Benefits Plan – 401(k) Plan Portion, an executive must be eligible to participate in the Del Monte Savings Plan (one year of employment required). Additionally, an executive must be entitled to vesting of his Company matching contributions under the Del Monte Savings Plan if he were to participate in the Del Monte Savings Plan (two years of employment required). Accordingly, no amounts are contributed with respect to any executive officer until the calendar year-end following the second anniversary of an executive’s date of hire.

In general, contributions are determined by multiplying the amount of the executive’s compensation recognized for Del Monte Savings Plan purposes that exceeds applicable IRS limits ($225,000 for calendar 2007), by the maximum percentage of employee pre-tax contribution that can attract Company match amounts under the Del Monte Savings Plan (currently 6%) and by the percentage level of Company match under the Del Monte Savings Plan (currently 50%). Currently, this results in a contribution equal to 3% of compensation in excess of applicable IRS limits. Phantom interest is then applied to such amount to arrive at the actual contribution amount. The phantom interest is credited with respect to the period compensation exceeded the IRS limit and accordingly amounts could not be credited under the Del Monte Savings Plan. The rate used for such phantom interest is the same as the rate used to credit earnings under the Additional Benefits Plan – 401(k) Plan Portion (as discussed below). In general, only base salary is treated as compensation under the Del Monte Savings Plan. Equity compensation and Annual Incentive Plan payments are not included as compensation.

At the end of the calendar year following the second anniversary of an executive’s date of hire, a “catch-up” amount is also contributed. This catch-up amount is the amount that would have been contributed at the end of the calendar year following the first anniversary of the executive’s date of hire, had the executive been eligible to participate in the Additional Benefits Plan – 401(k) Plan Portion at that time, increased by the applicable phantom interest since such calendar year-end.

Earnings. If a participant elects to defer supplemental matching contributions under the Additional Benefits Plan – 401(k) Plan Portion, such deferred amounts are credited with earnings. Such earnings are based on the stable value fund available under the Del Monte Savings Plan. Interest is credited for each calendar year by applying the interest rate to the January 1 account balance (if any) for each month during that year. During fiscal 2008, the average rate reflected by such stable value fund was 4.31%.

Distributions. Supplemental matching contributions based on the Del Monte Savings Plan are paid in a lump sum in the calendar year after the IRS limitation would have been applied (i.e. such amounts are withdrawn soon after contribution). Alternatively, if the participant elects before the beginning of that calendar year, supplemental matching contributions are deferred, with earnings as described above, typically until the January after the year of termination of employment (regardless of cause), or if later, until six months after termination of employment, and then paid in a lump sum.

Potential Payments upon Employment Termination and Change-of-Control Events

Set forth in the tables below are estimated payments and benefits that would be provided to each of our named executive officers in connection with their respective terminations of employment under various circumstances, including a Change-of-Control. Generally, the severance benefits for our named executive officers include a multiple of their base salary and target Annual Incentive Plan (AIP) award along with the continuation of health and welfare benefits. Certain named executive officers also would receive a multiple of their annual perquisite cash allowance, pro-rata AIP payment for the year in which termination occurs, optional outplacement services, optional office and secretarial services for six months, and pro-rata vesting of their outstanding equity awards (provided that pro-rata performance share units only vest if stated performance measures are achieved). As a condition of receiving any severance benefits, all named executive officers must execute a full waiver and release of all claims in the Company’s favor and agree to abide by certain covenants regarding confidentiality, non-solicitation of Company employees, non-interference with the Company’s business relationships and non-disparagement of the Company and its products. In the event of an executive’s death or Disability, executives will vest in 100% of all outstanding stock option and performance accelerated restricted stock unit (PARS) awards, and will continue to vest in outstanding performance share unit awards to the extent the performance measures are achieved. In addition to the benefits described in the tables below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and qualified plan benefits (pension and 401(k)). For information regarding benefits under the Del Monte Corporation Retirement Plan for Salaried Employees, see “Fiscal 2008 Pension Benefits.” Further, executives will vest in 100% of all outstanding equity awards in the event of a Change of Control.

Four of the five named executive officers currently have employment agreements with the Company which set forth the specific terms and conditions of their severance benefits. Because each named executive officer’s employment arrangement differs slightly, the severance terms and conditions for each of our named executive officers is set forth below in an individual table. Accompanying each table is a summary of the named executive officer’s employment arrangement with the Company. Mr. Allen does not have an employment agreement with the Company and therefore his severance terms and conditions are based upon the Company’s Executive Severance Plan as described below.

For purposes of the employment arrangements with the named executive officers, “Change of Control” generally means the occurrence of any one of the following events:

•	any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company;

•	the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, of any plan or proposal for the liquidation or dissolution of the Company;

•	any Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power of the Company;

•	the replacement of a majority of the Board of Directors over any two-year period, as such Board of Directors was constituted at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period; or

•	a merger or consolidation involving the Company in which the Company is not the surviving corporation, or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or any other similar transaction.

For purposes of Mr. Wolford’s employment agreement, “cause,” as determined by the Board of Directors, generally means the occurrence of one of the following acts:

•	a felony or a crime involving moral turpitude; or

•	a material breach of his employment agreement.

For purposes of Mr. Meyers’ employment agreement, “cause,” as determined by the Board, generally means the occurrence of one of the following acts:

•	criminal dishonesty;

•	deliberate and continual refusal to perform employment duties on substantially a full-time basis or to act in accordance with any specific lawful instructions given to Mr. Meyers in connection with the performance of his duties; or

•	deliberate misconduct which is reasonably likely to be materially damaging to Del Monte without a reasonable good faith belief by Mr. Meyers that such conduct was in the best interests of the Company.

For purposes of the employment agreements with Messrs. Lommerin and Cole and under the terms of the Executive Severance Plan for Mr. Allen, “cause,” as determined by the Board, generally means:

•	a material breach by the executive of the terms of his agreement;

•	any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by the executive involving Del Monte or any affiliate;

•	the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by the executive;

•	any damage of a material nature to the business or property of Del Monte or any affiliate caused by the executive’s willful or grossly negligent conduct; or

•	the executive’s failure to act in accordance with any specific lawful instructions given to the executive in connection with the performance of the executive’s duties.

For purposes of each of the named executive officers, “disability,” as determined by the Board, generally means that for a period of six consecutive months or more the executive has suffered a disability that renders him unable to perform the essential functions of his position, even with a reasonable accommodation.

For purposes of the employment agreements with Messrs. Meyers, Lommerin and Cole, as determined by the Board, the executive generally shall have “good reason” to terminate his employment upon the occurrence of any one of the following events without the executive’s written consent or the failure of the Company to cure the event within ten business days’ of executive’s notice:

•	a material adverse change in the executive’s position causing it to be of materially less stature, responsibility, or authority without the executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if the executive no longer serves in the position of his current title;

•	a reduction, without the executive’s written consent, in the executive’s base salary or the amount the executive is eligible to earn under the AIP (or successor plan thereto), or the executive’s incentive or equity opportunity under any material incentive or equity program of the Corporation;

•	a material reduction without the executive’s consent in the aggregate health and welfare benefits provided to the executive pursuant to the health and welfare plans, programs and arrangements in which the executive is eligible to participate; or

•	the failure of Del Monte to obtain a satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement.

As required, the tables below assume that the termination of employment and/or Change-of-Control event occurred on the last day of fiscal 2008 (April 27, 2008) and assume that the price per share of Del Monte common stock was $8.79, the closing price on the last business day of fiscal 2008 (April 25, 2008). The exercise prices of all options held by our named executive officers that would become vested as a result of a termination or Change-of-Control event are greater than $8.79 and accordingly the Stock Option amounts shown in the tables below are zero even under those scenarios in which vesting is triggered.

Richard G. Wolford

If Mr. Wolford’s employment is terminated due to his death, Disability or for Cause, the Company shall pay Mr. Wolford (or his estate in the case of his death) a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Wolford’s actual employment during such year. In addition, if Mr. Wolford’s employment is terminated due to his death or Disability, Mr. Wolford will vest in 100% of his outstanding stock options and PARS and he will continue to vest in his outstanding performance shares to the extent the performance measures are achieved.

If Mr. Wolford’s employment is terminated by the Company without Cause, the Company shall pay Mr. Wolford:

•	a cash severance amount equal to two times (2x) his current annual base salary and target AIP Award paid in a lump sum,

•	a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Wolford’s actual employment during such year paid in a lump sum,

•	a cash perquisite payment equal to two times (2x) his annual perquisite allowance paid in a lump sum,

•	executive health and welfare benefit continuation for two years – including executive medical and dental, prescription drug, life, accidental death and disability (AD&D), and short- and long-term disability insurance plans, programs and arrangements, or programs that are no less favorable in the aggregate, and

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved).

If Mr. Wolford’s employment is terminated due to his voluntary retirement or resignation for any reason, the Company shall pay Mr. Wolford the same benefits as provided in the event of his termination by the Company without Cause with the following exception: the cash severance amount equal to two times (2x) his current annual base salary and target AIP Award shall be capped at $3,990,000.

If Mr. Wolford’s employment is terminated by the Company within two years after a Change of Control or Mr. Wolford resigns for any reason within two years after a Change of Control, the Company shall pay

Mr. Wolford the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to two times (2x) his current annual base salary and target AIP Award shall be increased to 2.99 times (2.99x),

•	the Company shall pay a 280G gross-up payment for the severance payment provided to Mr. Wolford, and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the AIP Deferred Compensation Plan, all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

As a retirement eligible employee, Mr. Wolford will have the remaining life of the option to exercise his vested options upon any termination event, except for a termination by the Company for Cause. Generally, Mr. Wolford’s cash severance and other deferred compensation benefits will be subject to a six month delay of payment pursuant to Section 409A. In the event of Mr. Wolford’s resignation or termination by the Company for any reason other than Cause he will receive a SERP benefit.

Amounts shown in the table below represent vesting triggered by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2008 Year End,” are not reflected in the table below. If achievement of future performance measures is required for vesting purposes, no amount is represented in the table. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Wolford’s outstanding equity awards (including unvested deferred stock units under the AIP Deferred Compensation Plan) in an aggregate amount equal to $9,619,633.

Table for Richard G. Wolford

			Resignation	Involuntary Termination by Company
			Within Two				Within Two
			Years After				Years After
		Resignation/	a Change	Permanent		Without	a Change
	Death	Retirement	of Control	Disability	For Cause	Cause	of Control

Cash Compensation:

Severance – Multiple of Base Salary and Target Annual Incentive Plan (AIP) Award	$–	$3,990,000	$6,781,320	$–	$–	$4,536,000	$6,781,320

Severance – Perquisite Allowance	–	84,000	84,000	–	–	84,000	84,000

Severance – Pro-rata Target AIP Award	1,188,000	1,188,000	1,188,000	1,188,000	1,188,000	1,188,000	1,188,000

Equity Compensation:

Performance Shares	–	–	5,230,490	–	–	–	5,230,490

Performance Accelerated Restricted Stock Units (PARS)	3,211,602	1,576,601	3,211,602	3,211,602	–	1,576,601	3,211,602

Stock Options	–	–	–	–	–	–	–

Retirement & Deferred Compensation:

Supplemental Executive Retirement Plan (SERP)	2,191,740	2,191,740	2,191,740	2,191,740	–	2,191,740	2,191,740

Additional Benefits Plan (ABP) – Qualified Pension Plan Portion	1,720,590	1,720,590	1,720,590	1,720,590	1,720,590	1,720,590	1,720,590

ABP – 401(k) Plan Portion	194,296	194,296	194,296	194,296	194,296	194,296	194,296

AIP Deferred Compensation Plan	1,177,541	1,113,083	1,177,541	1,113,083	1,113,083	1,113,083	1,177,541

			Resignation	Involuntary Termination by Company
			Within Two				Within Two
			Years After				Years After
		Resignation/	a Change	Permanent		Without	a Change
	Death	Retirement	of Control	Disability	For Cause	Cause	of Control

Other Benefits:

Post-termination Health and Welfare Benefit Continuation	–	70,233	70,233	–	–	70,233	70,233

280G Excise Tax Gross-up	–	–	5,648,616	–	–	–	5,648,616

Total:	$9,683,769	$12,128,543	$27,498,428	$9,619,311	$4,215,969	$12,674,543	$27,498,428

David L. Meyers

If Mr. Meyers’ employment is terminated due to his death, the Company shall pay Mr. Meyers’ estate or designated beneficiary a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Meyers’ actual employment during such year. If Mr. Meyers’ employment is terminated by the Company due to his Disability, the Company shall pay Mr. Meyers a cash severance amount equal to his current annual base salary and target AIP Award in a lump sum. In addition, if Mr. Meyers’ employment is terminated due to his death or Disability, Mr. Meyers will vest in 100% of his outstanding stock options and PARS and will continue to vest in his outstanding performance shares to the extent the performance measures are achieved.

If Mr. Meyers’ employment is terminated due to his retirement or for Cause, Mr. Meyers is not entitled to any severance benefits.

If Mr. Meyers’ employment is terminated by the Company without Cause or Mr. Meyers’ resigns for Good Reason, the Company shall pay Mr. Meyers:

•	a cash severance amount equal to two times (2x) his current annual base salary and target AIP Award (or, if greater, the amount of the AIP Award for next preceding year of full-time employment), paid in a lump sum,

•	a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Meyers’ actual employment during such year paid in a lump sum,

•	a cash perquisite payment equal to his annual perquisite allowance paid in a lump sum,

•	health and welfare benefit continuation for 36 months – including executive medical and dental, prescription drug, life, and AD&D insurance plans, programs and arrangements,

•	an additional benefit under the Additional Benefits Plan – Qualified Pension Plan portion relating to Mr. Meyers’ cash severance,

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved),

•	optional executive-level outplacement services for a maximum period of 18 months in an amount not exceed 18% of Mr. Meyers’ cash severance amount in any calendar year, and

•	optional office and secretarial services for a six-month period following termination of employment.

If Mr. Meyers’ employment is terminated by the Company or he resigns for Good Reason within two years after a Change of Control, the Company shall pay Mr. Meyers the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the Company shall pay a 280G gross-up payment on account of the severance payment provided to Mr. Meyers, and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the AIP Deferred Compensation Plan all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

As a retirement eligible employee, Mr. Meyers will have the remaining life of the option to exercise his vested options upon any termination event, except for a termination by the Company for Cause. Generally, Mr. Meyers’ cash severance and other deferred compensation benefits will be subject to a six month delay of payment pursuant to Section 409A. Finally, in the event of Mr. Meyers’ resignation or termination by the Company for any reason other than Cause he will receive a SERP benefit.

Amounts shown in the table below represent vesting triggered by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2008 Year End,” are not reflected in the table below. If achievement of future performance measures is required for vesting purposes, no amount is represented in the table. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Meyers’ outstanding equity awards (including unvested deferred stock units under the AIP Deferred Compensation Plan) in an aggregate amount equal to $1,910,726.

Table for David L. Meyers

				Resignation
				for Good
				Reason	Involuntary Termination by Company
				Within Two				Within Two
			Resignation	Years After				Years After
		Resignation/	for Good	a Change			Without	a Change
	Death	Retirement	Reason	of Control	Disability	For Cause	Cause	of Control

Cash Compensation:

Severance – Multiple of Base Salary and Target AIP Award	$–	$–	$1,723,800	$1,723,800	$861,900	$–	$1,723,800	$1,723,800

Severance – Perquisite Allowance	–	–	36,000	36,000	–	–	36,000	36,000

Severance – Pro-rata Target AIP	354,900	–	354,900	354,900	–	–	354,900	354,900

Equity Compensation:

Performance Shares	–	–	–	1,187,309	–	–	–	1,187,309

PARS	723,417	356,979	356,979	723,417	723,417	–	356,979	723,417

Stock Options	–	–	–	–	–	–	–	–

Retirement & Deferred Compensation:

SERP	1,933,499	1,933,499	1,933,499	1,933,499	1,933,499	–	1,933,499	1,933,499

ABP – Qualified Pension Plan Portion	700,480	700,480	914,124	914,124	700,480	700,480	914,124	914,124

ABP – 401(k) Plan Portion	–	–	–	–	–	–	–	–

AIP Deferred Compensation Plan	–	–	–	–	–	–	–	–

Other Benefits:

Post-term Health and Welfare Benefit Continuation	–	–	105,853	105,853	–	–	105,853	105,853

280G Excise Tax Gross-up	–	–	–	1,390,306	–	–	–	1,390,306

Total:	$3,712,296	$2,990,958	$5,425,155	$8,369,208	$4,219,296	$700,480	$5,425,155	$8,369,208

Nils Lommerin

If Mr. Lommerin’s employment is terminated due to his death, the Company shall pay Mr. Lommerin’s estate or designated beneficiary a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Lommerin’s actual employment during such year. If Mr. Lommerin’s employment is terminated by the Company due to his Disability, the Company shall pay Mr. Lommerin a cash severance amount equal to his current annual base salary and target AIP Award in a lump sum. In addition, if Mr. Lommerin’s employment is terminated due to his death or Disability, Mr. Lommerin will vest in 100% of his outstanding stock options and

PARS and will continue to vest in his outstanding performance shares to the extent the performance measures are achieved.

If Mr. Lommerin’s employment is terminated due to his voluntary resignation or for Cause, Mr. Lommerin is not entitled to any severance benefits.

If Mr. Lommerin’s employment is terminated by the Company without Cause or Mr. Lommerin resigns for Good Reason, the Company shall pay Mr. Lommerin:

•	a cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award paid in a lump sum,

•	a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Lommerin’s actual employment during such year paid in a lump sum,

•	a cash perquisite payment equal to one and one-half times (1 1/2x) his annual perquisite allowance paid in a lump sum,

•	health and welfare benefit continuation for 18 months – including medical, dental, prescription drug, life, and AD&D insurance plans, programs and arrangements,

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved), and

•	optional executive-level outplacement services for a maximum period of 18 months in an amount not exceed 18% of Mr. Lommerin’s cash severance amount in any calendar year.

If Mr. Lommerin’s employment is terminated by the Company or he resigns for Good Reason within two years after a Change of Control, the Company shall pay Mr. Lommerin the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award shall be increased to two times (2x),

•	the Company shall pay a 280G gross-up payment on account of the severance payment provided to Mr. Lommerin; provided that such gross-up payment shall only be paid if the severance payment exceeds the 280G excess parachute payment criterion by 5% or more, and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the AIP Deferred Compensation Plan all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

Amounts shown in the table below represent vesting triggered by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2008 Year End,” are not reflected in the table below. If achievement of future performance measures is required for vesting purposes, no amount is represented in the table. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Lommerin’s outstanding equity awards (including unvested deferred stock units under the AIP Deferred Compensation Plan) in an aggregate amount equal to $2,612,696.

Table for Nils Lommerin

				Resignation
				for Good
				Reason	Involuntary Termination by Company
				Within Two				Within Two
			Resignation	Years After				Years After
		Resignation /	for Good	a Change		For	Without	a Change
	Death	Retirement	Reason	of Control	Disability	Cause	Cause	of Control

Cash Compensation:

Severance – Multiple of Base Salary and Target AIP	$–	$–	$1,525,500	$2,034,000	$1,017,000	$–	$1,525,500	$2,034,000

Severance – Perquisite Allowance	–	–	54,000	54,000	–	–	54,000	54,000

Severance – Pro-rata Target AIP	452,000	–	452,000	452,000	–	–	452,000	452,000

Equity Compensation:

Performance Shares	–	–	–	1,149,073	–	–	–	1,149,073

PARS	629,364	–	275,329	629,364	629,364	–	275,329	629,364

Stock Options	–	–	–	–	–	–	–	–

Retirement & Deferred Compensation:

SERP	–	–	–	–	–	–	–	–

ABP – Qualified Pension Plan Portion	124,354	124,354	124,354	124,354	124,354	124,354	124,354	124,354

ABP – 401(k) Plan Portion	–	–	–	–	–	–	–	–

AIP Deferred Compensation Plan	834,259	729,711	729,711	834,259	729,711	729,711	729,711	834,259

Other Benefits:

Post-term Health and Welfare Benefit Continuation	–	–	19,429	19,429	–	–	19,429	19,429

280G Excise Tax Gross-up	–	–	–	1,505,673	–	–	–	1,505,673

Total:	$2,039,977	$854,065	$3,180,323	$6,802,152	$2,500,429	$854,065	$3,180,323	$6,802,152

Timothy A. Cole

The terms of Mr. Cole’s employment are the same as Mr. Lommerin’s set forth above.

A Change of Control without a termination event will result in 100% vesting of all Mr. Cole’s outstanding equity awards (including unvested deferred stock units under the AIP Deferred Compensation Plan) in an aggregate amount equal to $1,221,061.

Table for Timothy A. Cole

				Resignation
				for Good
				Reason	Involuntary Termination by Company
				Within Two				Within Two
			Resignation	Years After				Years After
		Resignation /	for Good	a Change		For	Without	a Change
	Death	Retirement	Reason	of Control	Disability	Cause	Cause	of Control

Cash Compensation:

Severance – Multiple of Base Salary and Target AIP	$–	$–	$1,093,950	$1,458,600	$729,300	$–	$1,093,950	$1,458,600

Severance – Perquisite Allowance	–	–	54,000	54,000	–	–	54,000	54,000

Severance – Pro-rata Target AIP	300,300	–	300,300	300,300	–	–	300,300	300,300

Equity Compensation:

Performance Shares	–	–	–	775,278	–	–	–	775,278

PARS	338,415	–	103,379	338,415	338,415	–	103,379	338,415

Stock Options	–	–	–	–	–	–	–	–

Retirement & Deferred Compensation:

SERP	–	–	–	–	–	–	–	–

ABP – Qualified Pension Plan Portion	97,468	97,468	97,468	97,468	97,468	97,468	97,468	97,468

ABP – 401(k) Plan Portion	11,197	11,197	11,197	11,197	11,197	11,197	11,197	11,197

AIP Deferred Compensation Plan	107,368	87,401	87,401	107,368	87,401	87,401	87,401	107,368

Other Benefits:

Post-term Health and Welfare Benefit Continuation	–	–	18,207	18,207	–	–	18,207	18,207

280G Excise Tax Gross-up	–	–	–	974,272	–	–	–	974,272

Total:	$854,748	$196,066	$1,765,902	$4,135,105	$1,263,781	$196,066	$1,765,902	$4,135,105

David W. Allen

Mr. Allen does not have an employment agreement with the Company. All of Mr. Allen’s severance benefits are pursuant to the terms and conditions of the Company’s Executive Severance Plan. If Mr. Allen’s employment is terminated due to his death, retirement, resignation, Disability or for Cause, Mr. Allen is not entitled to any severance benefits. However, if Mr. Allen’s employment is terminated due to his death or Disability, Mr. Allen will vest in 100% of his outstanding stock options and PARS and will continue to vest in his outstanding performance shares to the extent the performance measures are achieved.

If Mr. Allen’s employment is terminated by the Company without Cause, the Company shall pay Mr. Allen:

•	a cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award paid in a lump sum,

•	a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Allen’s actual employment during such year paid in a lump sum,

•	health and welfare benefit continuation for 18 months – including medical, dental, prescription drug, life and AD&D insurance plans, programs and arrangements, and

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved).

If Mr. Allen’s employment is terminated by the Company without Cause within two years after a Change of Control, the Company shall pay Mr. Allen the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to one and one-half times (1 1/2x) his current base salary and target AIP Award shall be increased to two times (2x) paid in a lump sum,

•	the Company shall pay a 280G gross-up payment on account of the cash severance payments; provided that the severance payment must exceed the 280G excess parachute payment criterion by 5% or more, and

•	pursuant to the Stock Incentive Plan and the AIP Deferred Compensation Plan all outstanding equity awards are vested as of the effective date of the Change of Control.

Amounts shown in the table below represent vesting triggered by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2008 Year End,” are not reflected in the table below. If achievement of future performance measures is required for vesting purposes, no amount is represented in the table. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Allen’s outstanding equity awards (including unvested deferred stock units under the AIP Deferred Compensation Plan) in an aggregate amount equal to $507,623.

Table for David W. Allen

			Involuntary Termination by Company
						Within Two
						Years After
		Resignation /				a Change
	Death	Retirement	Disability	For Cause	Without Cause	of Control

Cash Compensation:

Severance – Multiple of Base Salary and Target AIP	$–	$–	$–	$–	$901,875	$1,202,500

Severance – Perquisite Allowance	–	–	–	–	–	–

Severance – Pro-rata Target AIP	–	–	–	–	231,250	231,250

Equity Compensation:

Performance Shares	–	–	–	–	–	346,766

PARS	160,857	–	160,857	–	31,802	160,857

Stock Options	–	–	–	–	–	–

Retirement & Deferred Compensation:

SERP	–	–	–	–	–	–

ABP – Qualified Pension Plan Portion	–	–	–	–	–	–

ABP – 401(k) Plan Portion	–	–	–	–	–	–

AIP Deferred Compensation Plan	–	–	–	–	–	–

Other Benefits:

Post-term Health and Welfare Benefit Continuation	–	–	–	–	17,679	17,679

280G Excise Tax Gross-up	–	–	–	–	–	611,182

Total:	$160,857	$–	$160,857	$–	$1,182,606	$2,570,234

Equity Compensation Plan Information

The following table sets forth information on Del Monte’s equity compensation plans. All equity compensation plans have been approved by Del Monte stockholders.

As of April 27, 2008
Number of Securities
Remaining Available for
Future Issuance under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	Column (a)	Column (b)	Column (c)

Equity compensation plans approved by security holders	19,736,762 (1)	$9.72 (2)	7,924,567 (3)
Equity compensation plans not approved by security holders	–	–	–

Total	19,736,762	$9.72	7,924,567

(1)	This includes 98,582 non-employee director restricted stock units, 1,129,881 performance accelerated restricted stock units (PARS), 1,202,389 ROIC-based performance share units, 467,800 RTSR-based performance share units (included herein based on target award but reducing shares available for future issuance based on maximum award), 377,446 deferred stock units, and 16,460,664 options to purchase shares outstanding under the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, the Del Monte Foods Company 1998 Stock Incentive Plan and the Del Monte Foods Company 2002 Stock Incentive Plan. Each of these plans is described in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission on June 25, 2008.

(2)	This weighted exercise price does not include outstanding performance shares, restricted or deferred stock units. The remaining weighted term of these options is 6.18 years.

(3)	All of these shares remain available for future grants of awards under the Del Monte Foods Company 2002 Stock Incentive Plan. As of April 27, 2008, 2,625,862 shares had been issued under the 2002 Stock Incentive Plan.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Del Monte stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may:

•	if you are a stockholder of record, direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or contact the Investor Relations department by phone at (415) 247-3382, or

•	if you are not a stockholder of record, notify your broker.

Del Monte will promptly deliver, upon request to the Del Monte address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations Department if you are a stockholder of record, using the contact information provided above.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

James Potter
General Counsel and Secretary
August 6, 2008

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2008 is available without charge upon written request to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

DEL MONTE FOODS COMPANY
PROXY/VOTING INSTRUCTIONS CARD
This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company,

for the Annual Meeting of Stockholders to be held on September 25, 2008.
     The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James Potter and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 25, 2008 and at any adjournment or postponement thereof, as indicated on the reverse side.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in Proposal 1 and FOR Proposal 2. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

Directions to the Del Monte Foods Company 2008 Annual Meeting of Stockholders Hyatt Regency San Francisco 5 Embarcadero Center San Francisco, California, USA

From South Bay or San Francisco Int’l Airport (14 miles):
Take HWY 101 North, follow signs to Bay Bridge. Before you cross the Bay Bridge, take the 7th Street Exit. Turn left on 7th Street. Turn right on Market Street. Continue 1 mile and turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.
OR
Take HWY 280 North until it turns into King Street. Continue on King Street and turn left at 3rd Street. Continue on 3rd Street across Market Street, where 3rd Street turns into Kearny Street. Turn right on California Street. Turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.
From East Bay or Oakland Int’l Airport (19 miles):
Take HWY 80 across the Bay Bridge ($4 toll). Take the Fremont Street Exit. Follow Fremont Street across Market Street, where Fremont Street turns into Front Street. Turn right on California Street. California Street will dead end at Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.
From North Bay:
Take HWY 101 South across the Golden Gate Bridge ($5 toll). Follow the signs to Lombard Street. Take Lombard Street to Van Ness Ave. and turn right. Continue one mile on Van Ness and turn left on Clay Street. Clay Street will dead end at Drumm Street where you will turn right and continue one block to the hotel. The Hyatt Regency is on the corner of Market Street and Drumm Street.

☒	Votes must be indicated (x) in Black or Blue ink.	Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
The Board of Directors recommends a vote “FOR” all nominees in proposal 1 and “FOR” proposal 2.

1.  To elect Timothy G. Bruer, Mary R. Henderson and Sharon L. McCollam as

Class II Directors to hold office for three-year terms.

Nominees:
	FOR	AGAINST	ABSTAIN
1a. Timothy G. Bruer	☐	☐	☐
	FOR	AGAINST	ABSTAIN
1b. Mary R. Henderson	☐	☐	☐
	FOR	AGAINST	ABSTAIN
1c. Sharon L. McCollam	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditor for its fiscal year ending May 3, 2009. ☐	☐	☐
Will Attend
	ATTEND MEETING If you are planning to attend the meeting, please mark this box.	☐
Paper Copies
	PAPER COPIES If in the future you wish to receive paper copies of proxy materials, please mark this box.	☐

Signature	Signature	Date

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before such Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof. Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week
PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON WEDNESDAY, SEPTEMBER 24, 2008
PRIOR TO VOTING, READ THE ACCOMPANYING PROXY STATEMENT AND THE ABOVE PROXY CARD.

INTERNET		TELEPHONE		MAIL
http://www.proxyvoting.com/dlm		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy over the Internet or by telephone, you do NOT need to return your proxy card.
P A P E R  C O P I E S
SEC rules now permit companies to send you a notice indicating that their proxy materials are avaliable on the Internet and how you can request a mailed copy of such materials. In general, such a notice is intended to be in lieu of delivering paper copies of the proxy materials. Please check the Paper Copies box above if you want to receive future proxy materials by mail at no cost to you. For more information, see “Important Information Regarding Delivery of Proxy Materials” in the enclosed Proxy Statement.
Important notice regarding the availability of proxy materials for the stockholder meeting to be held September 25, 2008: The Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/dlm